Exhibit 96.3

TECHNICAL REPORT SUMMARY CENTURION MINE
In accordance with the requirements of SEC Regulation S-K (subpart 1300)

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TECHNICAL REPORT SUMMARY CENTURION MINE
SIGNATURE PAGE
Title: Technical Report Summary - Centurion Mine, SK-1300
Peabody Energy Corporation (BTU)
Effective Date of Report:
December 31, 2023
Project Location:
The Centurion Mine (previously known as the North Goonyella Mine) is an underground coal mine located on the western flank of the Bowen Basin, a major coal producing region in Australia.
Centurion is located approximately 180km west southwest of Mackay, in the Isaac Regional Council local government area. Access to the area is via the sealed section of the Suttor Development road from Lake Elphinstone then along a sealed private road to the mine. Alternative access is via unsealed roads from Moranbah to the south and Charters Towers via Mt Coolon to the west.
Centurion Coal Mining Pty Ltd, (ACN 010 879 526) is the owner of the Centurion Mine and is the holder of Mining Lease 6949 (the Holder). The Holder is a wholly owned subsidiary of Peabody Energy Australia Pty Ltd (ACN 096 909 410) with the overall parent company being Peabody Energy Corporation, a New York Stock Exchange listed entity.
Qualified Person(s):
(With responsible report sections listed.)
Peabody Energy Corporation

/s/ Hui Hu
Geology (Sections:1,2,3,4,5,6,7,8,9,10,11,21,22,23,24,25)

/s/ Damien Wichlacz
Mining Engineering (Sections: 1,2,3,4,5,12,13,14,15,16,17,18,19,20,21,22,23,24,25)

Signature Date:

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TECHNICAL REPORT SUMMARY CENTURION MINE

TECHNICAL REPORT SUMMARY CENTURION MINE

TECHNICAL REPORT SUMMARY CENTURION MINE

TECHNICAL REPORT SUMMARY CENTURION MINE

TECHNICAL REPORT SUMMARY CENTURION MINE
TABLES
Table 1-1. Coal Resources and Reserves    13
Table 2-1. List of Units and Abbreviations    16
Table 3-1. Mine Facility Coordinates (GDA94 / MGA Zone 55)    19
Table 3-2. Surface and Coal Control    19
Table 4-1. Moranbah Water Treatment Plant Monthly Temperature (Source: www.bom.gov.au)    27
Table 4-2. Moranbah Water Treatment Plant Monthly Precipitation (Source: www.bom.gov.au)    27
Table 7-1. Drilling Statistics    43
Table 7-2. Summary of UCS and Young’s Modulus    46
Table 8-1. Quality Analysis Under White Ownership    51
Table 8-2. Quality Analysis Under RAG Ownership    52
Table 8-3. Quality Analysis Under Peabody Ownership    53
Table 8-4. Raw Coal Testing Results    57
Table 8-5. Clean Coal Composite Laboratory Yields    58
Table 10-1. Washability by Size    62
Table 10-2. Number of Crushed and Pretreated Holes    62
Table 10-3. Float / Sink Densities    63
Table 10-4. Simulation Quality Results    64
Table 10-5. Fixed Density Simulations    65
Table 10-6. Typical Coal Quality    66
Table 11-1. Interpretation Method    68
Table 11-2. Resource Classification Radii in metres    69
Table 11-3. Degree of Uncertainty    70
Table 11-4. Coal Resources    74
Table 12-1. Simulated Yield and Product Ash    78
Table 12-2. Mine Plan Assumptions    78
Table 12-3. GM Seam Coal Reserves Statement    79
Table 12-4. GLB2 Seam Coal Reserves Statement    80
Table 13-1. Ventilation Facilities    91
Table 13-2. GM Seam LOM Plan Production Schedule    93
Table 13-3. GLB2 Seam LOM Plan Production Schedule    94
Table 13-4. Major Mining Equipment    96
Table 16-1. Centurion Coking Coal – Typical Specification (2023)    107
Table 16-2. World Metallurgical Coal Market    108
Table 16-3. Materials and Service Contracts    109
Table 17-1. Current ARO Estimate    111
Table 18-1. LOM Operating FOR & FOB Cost Projection GM Seam (in millions of US$ as real value)    114
Table 18-2. LOM Operating FOR & FOB Cost Projection GLB2 Seam (in millions of US$ as real value)    115
Table 18-3. Capital Expenditure Projection GM Seam (in millions of US$ as real value)    116
Table 18-4. Capital Expenditure Projection GLB2 Seam (in millions of US$ as real value)    116

TECHNICAL REPORT SUMMARY CENTURION MINE
Table 19-1. Sales Price Assumption    117
Table 19-2. Cash Flow Analysis GM Seam (in millions of US$ in real value)    117
Table 19-3. Cash Flow Analysis GLB2 Seam (in millions of US$ in real value)    118
Table 19-4. Sensitivity Analysis GM Seam (in millions of US$ as nominal value)    118
Table 19-5. Sensitivity Analysis GLB2 Seam (in millions of US$ as nominal value)    119

TECHNICAL REPORT SUMMARY CENTURION MINE
FIGURES
Figure 1-1. General Location Map    11
Figure 3-1. Regional Location Map    18
Figure 3-2. Mineral Property Map    20
Figure 3-3. Surface Property Map    22
Figure 3-4. Queensland Government Coal Royalty Rates    23
Figure 4-1. Regional River Catchments    24
Figure 5-1. Historical Annual Run of Mine Production    30
Figure 5-2. Historical Annual Marketable Production    30
Figure 6-1. Centurion Coal Mine schematic regional geological cross section    31
Figure 6-2. Stratigraphic Section    32
Figure 6-3. North Goonyella Region Geology Map    33
Figure 6-4. Coal Seam Stratigraphy    35
Figure 6-5. Northwest – Southeast Geologic Section    37
Figure 6-6. West - East Geologic Section    37
Figure 7-1. Exploration Activity Map    45
Figure 7-2. Sonic Hole Locations    47
Figure 7-3. Bore/Core Gas Sample Locations    49
Figure 8-1. Example of Sample Ticket and Bag Information    54
Figure 8-2. Example of Sample Advice Sheet    55
Figure 8-3. Geotech Sample Packaging 56
Figure 10-1. Average Product vs. Ash Yield Curve    64
Figure 11-1. Resource Classification - GM    71
Figure 11-2. Resource Classification – GLB2    72
Figure 12-1. Insitu Seam Thickness (m) - GM Seam    76
Figure 12-2. Insitu Seam Thickness (m) - GLB2 Seam    77
Figure 12-3. Reserve Classification – GM Seam    79
Figure 12-4. Reserve Classification – GLB2 Seam    81
Figure 13-1. Depth of Cover – GM Seam    82
Figure 13-2. Typical Gate Road Development    83
Figure 13-3. Typical Mains Development    84
Figure 13-4. GM Seam Subsidence Prediction Contours    86
Figure 13-5. Angle of Draw Data    87
Figure 13-6. GM Seam Subsidence on Topographic Surface    88
Figure 13-7. GLB2 Seam Subsidence Prediction Contours    89
Figure 13-8. GM and GLB2 Seam Cumulative Subsidence Prediction Contours    90
Figure 13-9. GM Seam LOM Mining Sequence    93
Figure 13-10. GLB2 Seam LOM Mining Sequence    95
Figure 14-1. Plant Flow Sheet    99
Figure 14-2. Preparation Plan    100

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 15-1. Site Infrastructure Layout    101
Figure 15-2. Centurion Accommodation Village    102
Figure 15-3. Centurion Surface Infrastructure    102
Figure 15-4. Product Stockpile and Loadout Facilities    103
Figure 15-5. Rail Loop    103
Figure 15-6. Centurion CDA Locations    104
Figure 15-7. Centurion CDA Expansion Design    105
Figure 20-1. Mineral Property Map    121
Figure 21-1. Typical SIS Drilling Pattern in Advance of Coal Development    122
Figure 21-2. Typical UIS Fan Pattern in Advance of Coal Development    122

TECHNICAL REPORT SUMMARY CENTURION MINE

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TECHNICAL REPORT SUMMARY CENTURION MINE
1.    EXECUTIVE SUMMARY
1.1.    Disclaimer
This Technical Report Summary for the Centurion Mine has been prepared by a team of qualified persons (QP) on staff at Peabody Energy. The purpose of this statement is to provide a summary of technical studies which support the coal resources and reserves in accordance with the United States Securities and Exchange Commission’s (SEC) mining rules under the SK-1300 regulation. All information within this report has been prepared based on present knowledge and assumptions.
1.2.    Property Description
The Centurion Mine is an existing underground coal mine owned by Centurion Coal Mining Pty Ltd, (ACN 010 879 526) and operated under Environmental Authority (EA) EPML00815613.
Centurion Coal Mining Pty Ltd (Centurion) is a wholly owned subsidiary of Peabody Energy Australia Pty Ltd (ACN 096 909 410) with the overall parent company being Peabody Energy Corporation (Peabody), a New York Stock Exchange listed entity.
The current approved production rate for the operation is 10.2 Mtpa ROM coal that after processing, equates to approximately 7.6 Mtpa product coal. The mine is located on the western flank of the Bowen Basin, approximately 160km WSW of Mackay in Queensland, Australia. (see Figure 1-1)
Figure 1-1. General Location Map

TECHNICAL REPORT SUMMARY CENTURION MINE
1.3.    Geology and Mineralization
The Centurion Mine lies on the Collinsville Shelf on the western margin of the Bowen Basin in Central Queensland. The regional stratigraphy of the area comprises the Permian Blackwater Group which comprises three coal bearing sequences, the Moranbah Coal Measures (MCM), the Fort Cooper Coal Measures (FCCM), and the Rangal Coal Measures (RCM, it also contains the Triassic Group sediments (Rewan and Clematis) and Tertiary sequences. The Centurion Mine lease covers the subcrops of the Moranbah and Fort Cooper Coal Measure sequences. The Permian strata were overlain by Triassic Rewan Group and Clematis Group sediments, however in the Centurion area the Triassic sediments have all been removed and a large unconformity exists between the Permian and Tertiary sediments. The main seams of economic interest are the Goonyella Middle and Goonyella Lower B2.
1.4.    Exploration
Early exploration in the area was carried out by the former Mines Department, and by the Utah Development Company as part of its regional exploration of the Bowen Basin in the early to mid-1960s. With only the MCM present, early exploration was focused on proving large open cut resources. As most of the Centurion resources were considered underground mineable, the area was relinquished by Utah at the time it applied for ML 1763, Goonyella Mine. Authority to Prospect (ATP) 453C was granted to North Goonyella Coal Properties Pty Ltd (NGCP), which was owned by White Mining Ltd (51%) and a subsidiary of Sumitomo Pty Ltd (49%), in May 1989. After an extensive exploration program, an application for a mining lease was made, leading to the grant of ML 6949 in October 1991 for a period of 35 years.
The lease has continued to be explored using cored and non-cored boreholes, together with the use of geophysics to help determine both the location of resources and reserves, and also to define the structural geology of the area.
1.5.    Development and Operations
The Centurion Mine is an underground operation that has extracted several plies of the Goonyella Middle (GM) Seam utilizing continuous miners to develop longwall panels, which are then mined using a longwall system. The mined seams are subsequently washed at the onsite preparation plant before shipping.
White Mining Ltd developed the operation (then known as the North Goonyella Mine), including a rail loop, coal handling preparation plant (CHPP) and nearby accommodation village, following the grant of ML6949 in 1991. The mine commenced longwall production in early 1994. Sumitomo acquired White Mining’s share of NGCP, taking 100% ownership in the mine before selling to a consortium of RAG and Thiess in November 2000. Thiess sold its stake in the mine to RAG in January of 2003. Peabody then acquired North Goonyella as part of an acquisition of RAG’s coal assets in April of 2004 and operated it until September of 2018, when a fire in the mine halted operations. The mine has been idled since that time while plans to re-initiate production with regulatory approval were developed.
During the third quarter of 2022, Peabody initiated the redevelopment of the mine. The project will utilize substantial existing infrastructure and equipment at the mine, including a new 300-metre longwall system, a coal handling preparation plant, a dedicated rail loop for transport to the Dalrymple Bay Coal Terminal, and an accommodation village with housing and service amenities for more than 400 workers. Redevelopment

TECHNICAL REPORT SUMMARY CENTURION MINE
activities which include ventilation, equipment, conveyance and infrastructure updates are underway in anticipation of reaching development coal, subject to regulatory approvals, in the first quarter of 2024. Longwall operations are expected to commence in 2026. In December of 2023, the mine was renamed the Centurion Mine.

1.6.    Coal Resource and Reserve Estimates
Coal resource and reserve estimates are summarized in Table 1-1. The total resources for Centurion Mine are estimated at 9.2 million tonnes exclusive of reserves, this includes 1.9 million tonnes classified as measured or indicated, and 7.3 million tonnes as inferred. The total reserves are estimated to be 62.7 million tonnes, with 41.9 million tonnes of proven reserves, and 20.8 million tonnes of probable reserves.
Table 1-1. Coal Resources and Reserves

Resources (in million tonnes)				Reserves (in million tonnes)
Measured	Indicated	Inferred	Total	Proven	Probable	Total
0.1	1.8	7.3	9.2	41.9	20.8	62.7

1.7.    Economic Analysis
The coal resource as stated in this report is in the same coal field as the areas that have been mined out by the previous North Goonyella mine. The geological features and coal qualities appear to be consistent. To convert those resources to reserves, it will require additional exploration, changes of operating environment, mine design planning, and financial analysis.
The 62.7 million tonnes of coal reserves are supported by the Life of Mine (LOM) plan. The Centurion GM Seam operation is projected to produce 3.5 million tonnes of product annually following commencement of longwall operations, with an average annual total cost of $246.5 million and a capital expenditure of $98 million. The GM Seam LOM plan will produce $53 million in annual cash flow and $155 million Net Present Value (NPV).
Once longwall operations commence within the GLB2 Seam, the operation is projected to produce 3.4 million tonnes of product annually, with an average annual total cost of $298.7 million and a capital expenditure of $27.1 million. The GLB2 Seam LOM plan will produce $115 million in annual cash flow and $278 million Net Present Value (NPV).
1.8.    Conclusion
The Centurion Mine has a long operating history with all required permits to mine within the defined tenement (Mining Lease 6949). A fire event in 2018 has delayed operations and damaged some of the underground infrastructure and equipment, however these are currently being replaced or refurbished, to bring the mine back into production.
All required property control, including coal and surface, for the reserve area has been obtained to support the operation. All coal within the resource areas is under control by leases. There is a significant amount of

TECHNICAL REPORT SUMMARY CENTURION MINE
historic exploration and survey data for coal reserve estimates. The data has been determined by the Qualified Persons to be adequate in quantity and reliability to support the coal resource and reserve estimates in this Technical Report Summary. The resources are estimated to be 9.2 million tonnes. The coal reserve estimates and supporting Life of Mine (LOM) plan conclude that there are 62.7 million tonnes of reserves at Centurion Mine. The reserves are economically mineable based on the historical mining, production projections, historical and projected coal sales prices, historical and projected operating costs and capital expenditure projections for the LOM Plan.
1.9.    Recommendations
1.9.1.    Geology and Resources
Further exploration work should be evaluated to provide additional geological confidence in smaller scale structures not imaged by seismic. This, along with the existing mine geological mapping and surface to inseam drilling, will provide adequate support to the operation for short-term and mid-term planning for production purposes.
It is recommended to further define and ground truth the faults near the most southernly area of the current LOM identified by seismic data. Horizontal drilling should be evaluated from nearby gate roads once they are developed. If this is not possible, then surface exploration drilling, accompanied by borehole acoustic and televiewer logging, should be conducted in a timely manner before development to support fault interpretations.
It is recommended to collate all sample data into Peabody’s GeoCore database. Currently various forms of sample data (coal quality, gas, and geotechnical) are still collated within spreadsheets. Whilst this is still acceptable, collating data into a database will improve the ease and certainty of data validation in the future.
1.9.2.    Mining, Processing and Reserves
It is recommended to conduct a reconciliation to further validate the assumptions for loss and dilution during mining and processing. Strip sampling from underground roadways should be used to update coal quality information within the geological model once development operations have commenced. Opportunities to maximize longwall panels should be explored once the extent of faults impacting the mine plan have been further understood from development mining.
The operation should continue to follow the approved roof control and ventilation plan. Any material changes on the plans or from the plans should be assessed, and any related impacts on resource and/or reserve estimates should be incorporated in any future updates.
1.9.3.    Environmental, Permitting and Social Considerations
With recent legislative changes in Queensland, all mine sites are required to submit a Progressive Rehabilitation and Closure Plan (PRCP). The Centurion PRCP is due for submission on 29 March 2024, it is recommended that the potential impact on current and future Reserve estimates is assessed against the commitments required by this document.

TECHNICAL REPORT SUMMARY CENTURION MINE
1.9.4.    Economic Analysis
The ability of Peabody, or any coal company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, the capabilities of management and mine personnel, level of success in acquiring coal leases and surface properties, coal sales prices and market conditions, environmental issues, securing permit renewals and bonds, and developing and operating mines in a safe and efficient manner. Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company. It is recommended that those factors should be assessed regularly according to the Company’s internal control. Material changes are to be reflected in the future resource and/or reserve estimates.

TECHNICAL REPORT SUMMARY CENTURION MINE
2.    INTRODUCTION
2.1.    Introduction
This Technical Report Summary was prepared for the Centurion Mine, which is operated by Peabody Energy Corporation’s wholly owned subsidiary, Centurion Coal Mining Pty Ltd.
This Technical Report Summary for the Centurion Mine is prepared in accordance with the United States’ Securities and Exchange Commission (SEC) S-K 1300. The S-K 1300 sets the standards for the reporting of scientific and technical information on mineral projects and specifies that the Technical Report Summary must be prepared by or under the supervision of a Qualified Person(s).
This report is the first time filing for the registrant. The report summarizes information to support the resource and reserve results.
2.2.    Terms of Reference
Coal resource and coal reserve estimates are reported according to the definition of S-K 1300 on a 100% controlled basis. The point of reference for coal resources and coal reserves estimates are in situ and saleable product respectively. Coal resource estimates, exclusive of coal reserves, are provided in this report as part of the technical evaluation process.
2.2.1.    Units and Abbreviations
Unless otherwise stated, units used in this report are expressed in the Metric system. Currencies are expressed in US dollars (USD) unless otherwise noted. A list of abbreviations used in this report is shown below in Table 2-1.
2.3.    Sources of Information and References
The information and references listed here and in Section 23 and Section 24 of this report were used to support its preparation.
GeoCore: Company’s internal geological database of drill hole and coal quality information.
LMS: Company’s internal Land Management System which includes all mineral and land contracts.
Peabody Map View: Company’s internal Geographical Information System (GIS) for mapping.
Life of Mine (LOM): Company’s internal process for mine planning and economic analysis.
IP system: Company’s internal Integrated Planning (IP) system for LOM financial model.
All government permits and approval documents.

TECHNICAL REPORT SUMMARY CENTURION MINE
Table 2-1. List of Units and Abbreviations

AD	Air Dried	LOM	Life of Mine
AHD	Australian Height Datum	LTCC	Longwall Top Coal Caving
ALS	Australian Laboratory Services	ML	Mining Lease
ARO	Asset Retirement Obligation	MR Act	Mineral Resources Act 1989
ASTM	American Society of the International Association for Testing and Materials	NPV	Net Present Value
AUD	Australian Dollar	NUMA	Non Use Management Area
C	Degree Celsius	PL	Petroleum Lease
CAPEX	Capital Expenditure	PMLU	Post Mining Land Use
CBM	Coal Bed Methane	POB	Point of Observation (Resources)
CDA	Co-disposal area	PRCP	Progressive Rehabilitation Closure Plan
CHPP	Coal Handling Process Plant	QP	Qualified Person
CSR	Coke Strength after Reaction	ROM	Run of Mine
DHSA	Drill Hole Spacing Analysis	SAI	Sampling Associates International
EIS	Environmental Impact Statement	SEC	Securities and Exchange Commission
GM	Goonyella Mine Seam	TPH	Tonnes Per Hour
GLB2	Goonyella Lower B2 Seam	UCS	Uniaxial Compressive Strength
GPa	Gigapascals	USD	United States Dollar
HV	High Volatile	VM	Volatile Matter
IRR	Internal Rate of Return
kWh	Kilowatt Hour
LLC	Limited Liability Company
LMS	Land Management System

TECHNICAL REPORT SUMMARY CENTURION MINE
2.4.    Involvement of Qualified Persons
The following Peabody employees serve as Qualified Persons (QPs) for this report as defined in S-K 1300.
Mining Engineering: Damien Wichlacz (Qualified Mining Engineer, AusIMM Member)
Geology: Hui Hu (Professional Engineer, Missouri)

Mr. Wichlacz is employed as Senior Manager Mining Engineering Underground at Peabody’s Corporate Office in Brisbane, Queensland, Australia. He has responsibilities for managing underground engineering and technical services for underground operations and projects within Australia. He has over 15 years of coal industry experience in underground and open cut coal mines in Australia. He regularly travels to Centurion for engineering support. He provided engineering support for Life of Mine Planning and budget mine planning at Centurion.
Mr. Hu is employed as Director of Geology and Engineering Support at Peabody’s Corporate Office in St. Louis, Missouri, USA. He has responsibilities for managing global geological services and supporting engineering activities. He has over 18 years of coal industry experience in underground and open cut coal mines in the US and Australia. He managed and supervised the geologists who support the Centurion mine.

TECHNICAL REPORT SUMMARY CENTURION MINE
3.    PROPERTY DESCRIPTION
3.1.    Location
The Centurion Mine is an existing underground coal mine owned by Centurion Coal Mining Pty Ltd, (ACN 010 879 526) and operated under Environmental Authority (EA) EPML00815613.
Centurion Coal Mining Pty Ltd (Centurion) is a wholly owned subsidiary of Peabody Energy Australia Pty Ltd (ACN 096 909 410) with the overall parent company being Peabody Energy Corporation (Peabody), a New York Stock Exchange listed entity.
The mine is located on the western flank of the Bowen Basin, approximately 160km WSW of the town of Mackay in Queensland, Australia.
The location of the Centurion Mine within Australia is shown in Figure 1-1, and its position relative to the eastern coast of Australia is shown below in Figure 3-1.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 3-1. Regional Location Map
Centurion’s current surface facilities consist of a Drift Entry and Bathhouse, Coal Handling Preparation Plant (CHPP), coal stockpiles, refuse co-disposal facilities, and Rail Loop and Loadout, all of which are located on the Mining Lease (ML) 6949. Centurion also has a nearby Accommodation Village, and the Burton Gorge Dam enables a reliable supply of water to the site. The location of the Drift Entry, CHPP, Train Loadout, Accommodation Village and the Burton Gorge Dam are shown as follows in Table 3-1. All key infrastructure items described are located within the Isaac Regional Council Local Government Area (LGA).
Table 3-1. Mine Facility Coordinates (GDA94 / MGA Zone 55)

Facility	Easting	Northing
Drift Entry	599,100	7,604,270
CHPP	599,520	7,603,450
Train Loadout	598,840	7,603,450
Accommodation Village	616,765	7,608,865
Burton Gorge Dam	616,890	7,608,670

3.2.    Property Rights
The Centurion Mine operates under tenure issued by the State Government of Queensland. Tenement holders are bound by the Mineral Resources Act 1989 and the Mineral Resources Regulation 2013 which define the laws pertaining to coal exploration and mining in Queensland. Under the system administered by the Department of Natural Resources, Mines and Energy (DNRME), tenements are held as either EPC (Exploration Permit Coal), MDL (Mineral Development License) or ML (Mining Lease).
The Centurion Mining Lease, ML6949, encompasses a total of 3,293 hectares. The ML allows for mining and the sale of coal by both underground and open cut methods. Overlapping this Mining Lease, Centurion also holds a Petroleum Lease, PL504, which enables the company to commercialize any coal seam gas (methane) that may be extracted within the lease area.
Table 3-2. Surface and Coal Control

Title	Name	Type	Purpose	Area (ha)	Grant	Expiry
ML 6949	North Goonyella	Mining Lease	Coal Mining	3293	25/09/1991	30/9/2026
PL 504		Petroleum Lease	Coal Seam Gas		03/12/2015	02/12/2041

Figure 3-2 shows the Centurion ML and PL areas. The forward plans for Centurion Mine include renewal of these leases as required.

TECHNICAL REPORT SUMMARY CENTURION MINE

590,000 mE
600,000 mE
610,000 mE
620,000 mE
7,630,000 mN
7,620,000 mN
7,610,000 mN
7,600,000 mN
PL504
ML6949
MDL - Others
ML - Others
ML 4761
SUTTOR CREEK
NC COAL COMPANY PTY LIMITED
MDL 443
BYERWEN
BYERWEN COAL PTY LTD
ML 4738
HAIL CREEK
HAIL CREEK COAL HOLDINGS PTY LIMITED
ML 4752
LANCEWOOD
STANMORE SMC PTY LTD
MDL 3010
Dabin
PEABODY WEST BURTON PTY LTD
ML 700053
Nth Lenton IML
NEW LENTON COAL PTY LTD
ML 1790
WARDS WELL
STANMORE SMC PTY LTD
MDL 349
KERLONG
NEW LENTON COAL PTY LTD
MDL 3048
Wards Well Infrastructure
STANMORE SMC PTY LTD
ML 70495
WARDS WELL SOUTHEAST
STANMORE SMC PTY LTD
MDL 315
KERLONG
NEW LENTON COAL PTY LTD
PL504
ML 6949
CENTURION COAL MINE
PEABODY (BOWEN) PTY LTD
ML 70109
BURTON
NEW LENTON COAL PTY LTD
ML 70494
RIVERSIDE NORTH
BHP COAL PTY LTD
ML 70421
Red Hill
BHP COAL PTY LTD
ML 70260
PLUMTREE NORTH EAST
NEW LENTON COAL PTY LTD
ML 70258
PLUMTREE WEST
PEABODY (BURTON COAL) PTY LTD
ML 1763
GOONYELLA COAL MINE
BHP COAL PTY LTD
MDL 384
ELLENSFIELD MDL BULK SAMPLE
FITZROY COAL EXPLORATION PTY LTD
MDL 3024
Grosvenor West
WEALTH MINING PTY LTD
ML 1764
RIVERSIDE
BHP COAL PTY LTD
ML 1900
RIVERSIDE WEST
BHP COAL PTY LTD
ML 70252
WALLANBAH
PEABODY (BURTON COAL) PTY LTD
ML 700024
Ironbark No.1
FITZROY (CQ) PTY LTD
0
10
kilometers

Note: While all reasonable care has been taken to ensure the information contained on this map is up to date and accurate, no warranty is given that the information contained on this map is free from error or omission. Any reliance placed on such information shall be at the sole risk of the user. Please verify the accuracy of all information prior to using it.

PEABODY AUSTRALIA

MINERAL PROPERTY MAP
Centurion Coal Mine - ML6949

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose, other than which it was supplied without the prior consent of Peabody Enery Australia.

Scale: 1:200 000	File: L:\Geology\6 NGE\5. Projects\7. 2023\SEC Report Maps\3. Mineral Property Map
Datum: GDA94 z55	
Issued: 5/01/2024	Drawn: SS

Figure 3-2. Mineral Property Map

TECHNICAL REPORT SUMMARY CENTURION MINE
Peabody owns the freehold land which holds North Goonyella and the access road, which goes all the way to the accommodation village and up to the Suttor Development Road (yellow land parcels). Most of the surrounding land is freehold, except for Lot2SP214117, owned by BMC, which is leasehold and underlies the Dabin project.
Figure 3-3 shows the land ownership around the Centurion Mine, overlain with the ML6949/PL504 boundary.

TECHNICAL REPORT SUMMARY CENTURION MINE

LOT:2
PLAN: SP214117
STANMORE SMC PTY LTD
LOT:11
PLAN: SP262530
STANMORE SMC PTY LTD
LOT:411
PLAN: SP285383
PEABODY (BOWEN) PTY LTD
ML6949
CENTURION COAL MINE
SP259158
SP846331
GV43
LOT:23
PLAN: SP262530
STANMORE SMC PTY LTD
LOT:411
PLAN: SP285383
PEABODY (BOWEN) PTY LTD
MABBIN RD
LOT:200 PLAN: SP259127
BHP COAL PTY LTD;
LOT:411 PLAN: SP285383
PEABODY (BOWEN) PTY LTD
MABBIN RD
MABBIN RD
LOT:16 PLAN: SP235299
BHP COAL PTY LTD;
LOT:171
PLAN: SP237593
ALAN GORDON HOMER WILLIAM
ML6949 - Centurion Coal Mine
EASEMENTS
PEABODY BOWEN PTY LTD
BHP
0
1
2
Kilometres

Note: While all reasonable care has been taken to ensure the information contained on this map is up to date and accurate, no warranty is given that the information contained on this map is free from error or omission. Any reliance placed on such information shall be at the sole risk of the user. Please verify the accuracy of all information prior to using it.

PEABODY ENERGY AUSTRALIA

SURFACE PROPERTY MAP ML6949
Centurion Coal Mine

© COPYRIGHT 2024 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose , other than which it was supplied without the prior consent of Peabody Enery Australia.

File Location: L:\Geology\6 NGE\5. Projects\7. 2023\SEC Report Maps\4. Surface Property Map

Datum: GDA94z55

Issued: 05/01/2024

Drawn: ss

Figure 3-3. Surface Property Map

TECHNICAL REPORT SUMMARY CENTURION MINE
Production from the Centurion Coal Mine is subject to the Queensland Government Royalty charged on total revenue. Queensland Government royalties are based on the price paid (in $A) with the rate using the parameters as defined in Queensland Public Ruling MRA001.3. summarized below.
Figure 3-4. Queensland Government Coal Royalty Rates
In addition to this standard government royalty, there is also a special private royalty agreement established in relation to the sale of the property by a prior owner. This special royalty is limited to production from the Goonyella Middle Seam (GMS) within a defined area. The royalty, paid annually, amounts to 20% of the nominal before-tax cashflow attributable to sales from the defined area less capex, and any accumulated losses (since the original sale process was completed in CY2000). The impact of these royalties has been included in the financial modelling for this property.
3.3.    Comments from Qualified Person(s)
To the extent known to the QP, there are no other significant factors and risks that may affect access, the title of the right, or ability to perform work on the property.

TECHNICAL REPORT SUMMARY CENTURION MINE
4.    ACCESSIBILITY, CLIMATE, LOCAL RESOURCES
4.1.    Physiography
The Centurion Mine lies in the Fitzroy River Basin within the Nogoa / Mackenzie System which is bounded by the Denham and Broadsound Ranges to the west and east. The Nogoa / Mackenzie Rivers are the major rivers in the Fitzroy River Basin. The major tributaries of the Mackenzie River are the Isaac, Connors and Comet Rivers.
The Centurion Mine is located within the upper reaches of the Goonyella Creek catchment, which flows into the Isaac River approximately 9 km downstream of the mine. The relative location is shown in Figure 4-1.

Mackay
Sarina
Mount Coolon
Glenden
Centurion Coal Mine
Nebo
Coppabella
Moranbah
7600000mN
Isaac River
Connors River
Dysart
Middlemount
Clermont
Capella
Marlborough
Fitzroy River
Rockhampton
7400000mN
Emerald
Blackwater
Alpha
Mount Morgan
Gladstone
Springsure
Nogoa River
Comet River
Rolleston
Banana
Biloela
Moura
Theodore
Monto
7200000mN
Dawson River
Taroom
Mundubbera
Injune
Augathella
Wandoan
Morven
Mitchell
Roma

Figure 4-1. Regional River Catchments

TECHNICAL REPORT SUMMARY CENTURION MINE
The natural topography of the eastern and northern sections of the Centurion Mine comprises predominantly flat slopes, to undulating low hilly lands, primarily based on alluvial plains overlying Permian sedimentary rocks. In general, the terrain units (topography and geology) across the ML are consistent and typical for the region.
Surface elevations over the lease area range from approximately 280m AHD in the southeastern portion of the lease, to approximately 335m AHD at the peak of Red Hill Bluff to the north.
The primary natural feature in the broader landscape is the Burton Range, which extends in a north to south direction approximately 10km to the east of the site. The topography slopes from the Burton Range in the east down towards the Centurion Mine lease. The Burton Range is approximately 200 – 300m higher than the surface at the Centurion Mine. To the south, the open pits of the Goonyella Riverside Mine extend for approximately 20km in a southerly direction. The waste dumps associated with the Goonyella Riverside Mine are also a significant topographical feature of the area.
Land within the Centurion Mine lease area has historically been used for beef cattle grazing, although the last 30 years have also seen significant coal mining and exploration work undertaken in the surrounding region. The majority of the lease has been cleared for improved pasture, with Buffel Grass well established in most soil units.
4.2.    Access
The Centurion Mine, located wholly within Mining Lease (ML) 6949, is located within the Isaac Regional Council area (former Belyando Shire) and is located adjacent to the Goonyella Riverside Coal Mine which is owned and operated by the BHP Mitsubishi Alliance (BMA).
The site is accessed from Mackay on the Peak Downs Highway then via the Suttor Developmental Road, turning off just west of the Isaac River and following the mine access road past the Burton Gorge Dam for a further 17km until the administration area of the Mine is reached. The site is also accessible via Red Hill Road and Goonyella Road to the south, which is the most direct route to the township of Moranbah.
There are two commercial airports in the vicinity of the Centurion mine. Both the Mackay and Moranbah airports provide regular flight services to the state capital of Brisbane as well as other cities on the east coast of Australia. The Mackay airport is the larger airport, with regular jet services supporting a range of industries including tourism, agriculture, and mining.
Figures 4-2 and 4-3 show the access roads from Mackay and Moranbah airports to the Centurion mine.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 4-2. Access Map from Mackay Airport
Figure 4-3. Access Map from Moranbah Airport

TECHNICAL REPORT SUMMARY CENTURION MINE
4.3.    Climate
According to the Australian Bureau of Meteorology (BOM), the Centurion Mine area is classified as ‘Subtropical’ based on the Koppen classification system. This generally refers to areas that have humid, wet summers and cool, dry winters.
The BOM has a weather station located at the Moranbah Water Treatment Plant, (Station #034038), which has collected climatic records since 1972 through April 2012. This is the closest long-term weather station, located 37km south-west of Centurion Mine. The average monthly climate data recorded at this location is presented in Table 4-1 and provides indicative long-term climate and weather data for the Centurion area.
Moranbah has a warm climate with mean maximum temperatures ranging from 23.7 °C in July to 34.1 °C in December. Mean minimum temperatures range from 9.8 °C in July to 21.9 °C in January. Heat wave conditions can occasionally be expected between October and March and frosts between May and August.
Table 4-1. Moranbah Water Treatment Plant Monthly Temperature (Source: www.bom.gov.au)

Temperature	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
Average High (deg C)	33.9	33.1	32.2	29.6	26.5	23.7	23.6	25.5	29.3	32.3	33.1	33.9	29.7
Average Low (deg C)	21.9	21.8	20.2	17.6	14.2	11.1	9.8	11.1	14.1	17.6	19.4	21.1	16.7
Table 4-2. Moranbah Water Treatment Plant Monthly Precipitation (Source: www.bom.gov.au)

Precipitation	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
Rainfall (mm)	103.8	100.7	55.4	36.4	34.5	22.1	18.0	25.0	9.1	35.7	69.3	103.9	613.0

The BOM Queensland Flood Summaries indicate that there have been relatively few cyclones in the past 120 years in the Centurion Mining area. The most intense cyclone, a Category 3 event, occurred in March 2010 in Airlie Beach and caused significant wind damage in coastal regions. High floods associated with low pressure systems from active or decaying Tropical Cyclones have also been experienced in all tributaries of the Fitzroy and Burdekin Rivers, especially the Dawson, Mackenzie, Comet and Nogoa Rivers.
Several Category 1 and 2 cyclones have been reported in the Mackay region over the last 120 years, however these cyclones have tended to be weak in intensity and have caused limited damage.
Meteorological monitoring commenced at the Moranbah Water Treatment Plant in 1972. Since 1972, the highest daily rainfall recorded at the Moranbah BOM station was 164.8 mm. Table 4-2 shows the monthly precipitation in the area. There is a risk of regional flooding and impact from cyclonic winds on the Centurion Mine and surrounding infrastructure. This may occasionally, although infrequently, necessitate halting of mining activities.

TECHNICAL REPORT SUMMARY CENTURION MINE
4.4.    Available Infrastructure, Water, Electricity, and Personnel
Coal mining operations have been established in this area for many decades and the infrastructure including roads, railroads, powerlines, and waterways is well developed. The warehouse and maintenance facilities from major equipment and material suppliers are accessible for the mining operations in the region.
Local infrastructure in the district includes:
    The Peak Downs Highway (State Route 70) from Mackay, approximately 100km to the East via the Suttor Development Road (State Route 11). Access to the east coast network is paved minimum two-lane road;
    Access to both the Goonyella and Newland Rail Systems provides access to the coal export terminals at the Port of Hay Point, and the Port of Abbot Point.
    Existing Mine Infrastructure Area, Coal Processing and Rail Load Out facilities.
    The 15GL capacity Burton Gorge Dam – Centurion holds a license to take 1.7GL/a from this facility to top-up water harvested from on-site catchments.
    Connection to a High Voltage electricity grid that provides electricity to the existing facilities.
Townships for supply of labour and materials include:
    Moranbah, approximately 60km to the south.
    Nebo, approximately 110km to the east; and
    Mackay, approximately 190km to the northeast.
Accommodation villages in the area which support the workforce include:
    The Centurion Accommodation Village located 19km east of the Centurion Mine; and
    Other camps established in or near the Glenden, Nebo and Moranbah townships that support other mining ventures in the area.
4.5.    Comments from Qualified Person(s)
The local resources and infrastructure are well developed due to the long history of coal mining activities in the region. It is the QP’s opinion that there are no deficiencies in local infrastructure or resources to support the reserves and resources.

TECHNICAL REPORT SUMMARY CENTURION MINE
5.    HISTORY
5.1.    Prior Ownership
The Queensland Government granted EPCs in the area to Utah Development company in 1964. The area was relinquished in 1969 when Utah applied for a Mining Lease to commence the Goonyella Mine (ML 1763).
North Goonyella Coal Properties Pty Ltd (NGCP) applied for and was granted EPC 453C covering the Centurion Mine area in 1989. NGCP was owned by White Mining Ltd (51%) and a subsidiary of Sumitomo Pty Ltd (49%).
Following the grant of ML 6949 in 1991, the mine was developed with longwall production coming in early 1994.
Sumitomo acquired White Mining’s share of NGCP, taking 100% ownership in the mine before selling to a consortium of RAG Australia Coal Pty Ltd (RAG) (60%) and Thiess NG Pty Ltd (Thiess) (40%) in November 2000. Thiess sold its stake in the mine to RAG in January of 2003.
Peabody acquired North Goonyella as part of an acquisition of RAG’s coal assets in April of 2004 and operated it until September of 2018, when a fire in the mine halted operations.
Following the announcement that the mine would commence the work necessary to install a new longwall system, Peabody changed the name of North Goonyella to Centurion Mine in December 2023.
5.2.    Exploration, Development, and Production History
Early exploration in the area was carried out by the former Mines Department and by Utah Development Company as part of its regional exploration of the Bowen Basin in the early to mid-1960s. With only the Moranbah Coal Measures present, early exploration was focused on proving large open cut resources. As the bulk of the Centurion resources were considered to be underground mineable, the area was relinquished by Utah at the time it applied for ML 1763, Goonyella Mine. Authority to Prospect (ATP) 453C was granted to North Goonyella Coal Properties Pty Ltd (NGCP), owned by White Mining Ltd (51%) and a subsidiary of Sumitomo Pty Ltd (49%), in May 1989. After an extensive exploration program, an application for a mining lease was made, leading to the grant of ML 6949 in October 1991 for a period of 35 years.
White Mining Ltd developed the operation (then known as the North Goonyella Mine), including a rail loop, coal handling preparation plant (CHPP) and nearby accommodation village, following the grant of ML 6949 in 1991. The mine commenced longwall production in early 1994. Peabody acquired the mine in 2004 and operated the mine until a fire halted operations in September 2018. The mine has been idled since that time while plans to re-initiate production with regulatory approval were developed.
During the third quarter of 2022, Peabody initiated the redevelopment of the mine. The project will utilize substantial existing infrastructure and equipment at the mine, including a new 300-metre longwall system, a coal handling preparation plant, a dedicated rail loop for transport to the Dalrymple Bay Coal Terminal, and an accommodation village with housing and service amenities for more than 400 workers. Redevelopment activities which include ventilation, equipment, conveyance, and infrastructure updates, are underway in

TECHNICAL REPORT SUMMARY CENTURION MINE
anticipation of reaching development coal, subject to regulatory approvals, in the first quarter of 2024. Longwall operations are expected to re-commence in 2026.
Historical Annual Coal production from the Centurion Mine is shown in Figure 5-1 and Figure 5-2. (Sources: Woodmac and Peabody)

Figure 5-1. Historical Annual Run of Mine Production

TECHNICAL REPORT SUMMARY CENTURION MINE

Centurion Production Profile
Marketable Tonnes
4
3.5
3
2.5
2
1.5
1
0.5
0
Marketable(Mt)
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
Cumulative (Mt)
1990
1995
2000
2005
2010
2015
2020
2025
Year
Marketable Tonnes
Cumulative Marketable Tonnes

Figure 5-2. Historical Annual Marketable Production

6.    GEOLOGICAL AND HYDROLOGICAL SETTING, MINERALIZATION, AND DEPOSIT
6.1.    Geological Setting
6.1.1.    Regional Geology
The Centurion Mine lies on the Collinsville Shelf on the western margin of the Bowen Basin in Central Queensland. The regional stratigraphy of the area comprises the Permian Blackwater Group which comprises three coal bearing sequences, the Moranbah Coal Measures, the Fort Cooper Coal Measures, and the Rangal Coal Measures, it also contains the Triassic Group sediments (Rewan and Clematis) and Tertiary sequences. The Centurion Mine lease covers the subcrops of the Moranbah and Fort Cooper Coal Measure sequences. The Permian strata were overlain by Triassic Rewan Group and Clematis Group sediments, however in the Centurion area the Triassic sediments have all been removed and a large unconformity exists between the Permian and Tertiary sediments. A schematic geological cross-section (Figure 6-1 and Figure 6-2) illustrates the relationship of the major stratigraphic units.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 6-1. Centurion Coal Mine schematic regional geological cross section
The Bowen Basin is divided into broad morphotectonic zones which represent areas of maximum sediment accumulation and adjacent shelf areas. Subdivision of these areas is broadly north-northwest to south-southeast in the northern part of the basin often bounded by major faults (Figure 6-3). In the northern part of the Bowen Basin the significant elements are the Collinsville shelf in the west and the Nebo synclinorium to the east. Both formed in extensional grabens in the early Permian period. Post depositional structuring of the Bowen Basin sequence is dominated by compressional tectonics with the major direction of tectonic transport to the west and southwest in the north of the basin. This compressional tectonic phase has formed large meridional regional scale north-northwest trending easterly dipping thrust faults.

TECHNICAL REPORT SUMMARY CENTURION MINE

Blackwater Group – Nebo Synclinorium
Triassic
Rewan Group
Permian
Blackwater Group
Back Creek Group
Arcadia Formation
– 230m
Sagittarius Sandstone
– 300m
Rangal Coal Measures
20 – 140m
Burngrove Formation
Fort Cooper Coal Measures
200 - 400m
Fair Hill Formation
Moranbah Coal Measures
200 - 760m
German Creek Formation
90 – 150m
Legend
Conglomerate
Sandstone
Siltstone
Tuff
Shale
Mudstone
Coal
– Phillips
– Leichhardt
– Vermont/ Yarrabee Tuff
* 252.88 +/- 0.07 Ma
– Girrah Tuff
– Lower Girrah
– Middle Main
– Fair Hill
– Goonyella Upper/ Q
– Platypus Tuff
** 258.9 +/- 2.7 Ma
– Goonyella Middle/ Harrow Creek
– Dysart/German Creek
* Esterle et al. 2017
** Michaelsen et al. 2001

Figure 6-2. Stratigraphic Section

TECHNICAL REPORT SUMMARY CENTURION MINE

590,000 mE
600,000 mE
610,000 mE
620,000 mE
7,630,000 mN
7,620,000 mN
7,610,000 mN
7,600,000 mN
ML 6949 Centurion Coal Mine
Interpreted Solid Geology
Moolayember Formation
Clematis Group
Rewan Group
Rangal Coal Measures
Fort Cooper Coal Measures
Moranbah Coal Measures
Exmoor Formation
Blenheim Formation
Back Creek Group
Faults
normal
thrust
Trends
Suttor Fault
Burton Range Fault
ML 6949
Centurion Coal Mine
Pwj
Pbx
Pwb
Pbe
Pwt
Pb
Re
Rr
Pv

Note: While all reasonable care has been taken to ensure the information contained on this map is up to date and accurate, no warranty is given that the information contained on this map is free from error or omission. Any reliance placed on such information shall be at the sole risk of the user. Please verify the accuracy of all information prior to using it.

0 10
kilometers

Peabody

CENTURION

PEABODY AUSTRALIA

REGIONAL GEOLOGY ML6949
Centurion Coal Mine

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose , other than which it was supplied without the prior consent of Peabody Enery Australia

Scale: 1:200 000	File: L:\Geology\6 NGE\5. Projects\7. 2023\SEC Report Maps\6 Regional Geology
Datum: GDA94 z55	
Issued: 10/01/2024	Drawn: SS

Figure 6-3. North Goonyella Region Geology Map

TECHNICAL REPORT SUMMARY CENTURION MINE
6.1.2.    Local Geology
The Centurion Mine occurs within a structurally complex zone on the Collinsville shelf in the north Bowen Basin. The deposit is located near the western edge of the Blackwater Group. Only the Moranbah and Fort Cooper Coal Measure sequences subcrop within the mining lease area. A major unconformity between the Permian and Tertiary sequences accounts for the absence of Triassic sequences in the mine area. A later phase of extension during the Cretaceous period tilted the strata slightly (3° to 5°) to the east. The Tertiary sequence comprises several basalt flows with intervening laterites, sands, clays, and silts infilling the old Permian palaeosurface. A laterite composed of iron pisolites is present as a resistant capping on the remnant hills in the north of the mine area.
Within the Centurion mine lease area there are numerous coal seams within the Moranbah coal measures. There are 16 correlatable seams in total, of which the GM and GLB2 seams are potential underground resources. See Figure 6-4 below for coal seam stratigraphy. The GM and GLB2 seam are highlighted blue and green respectively in geological cross sections in Figure 6-5 and Figure 6-6.

TECHNICAL REPORT SUMMARY CENTURION MINE

Ply Name
GM6
GM5
GM4
GM3
GM2
GM1a
GML1
Height above seam floor (m)
Scale 1:25
Depth (m)
Base of Alluvium
Base of Tertiary
Base of Weathering
Fair Hill
CSIRO Sandstone Nomenclature
R
Q
Q Tuff
GQ1
GUA
UU2
UU1
GUB
XU11 to XU14
GXU
XX11 to XX12
GXL
PX1 to PX2
PU
PP1
P Tuff
P
P3
GM
AM11 to AM12
GLA1
GLA2
BA1 to BA2
GLB1
BB1 to BB2
GLB2
LB2L
LB2LL
GLL1
Scale 1:2000
LEGEND
Coal
Bright
Bright with minor dull bands
Dull and bright
Dull with numerous bright bands
Dull with minor bright bands
Dull
Soil
Basalt
Clay
Core Loss
Mudstone
Sandstone
Siltstone
Tuffaceous Claystone
GUA2
GUA1
GLB2

Figure 6-4. Coal Seam Stratigraphy

TECHNICAL REPORT SUMMARY CENTURION MINE
The GM seam is of primary interest at Centurion mine and has been mined previously in the area. It consists of 7 plies (6 coal plies GM6, GM5, GM4, GM3, GM2 and GM1 and 1 stone ply GM1a), with the lower plies showing lower ash, with a relative increase in ash towards the upper section of the seam.
The GM plies of GM1, GM1A, and GM2 are based on lithological sections, whilst the GM3 – GM6 are based on calculations for longwall mining sections. The following process helps to identify and calculate the plies of the GM seam:
-    GM1. This is the smaller band of coal at the base of the GM. It runs from the base of the GM1A to the base of the GM seam.

-    GM1A Identify and note whether it is more or less than 0.2m. It should be a stony band before the base of the GM seam.

-    Marker Tuff band (MT) – when tracing the response from the top down, this will be the first major marker/stony band in the GM. It is approximately 4 m from the roof of the GM

-    GM2 runs from the top of GM1a to the top of the marker tuff band and includes the couple of stony bands between GM1A and the MT

-    Identify the top of GM3 by measuring 4m from…
o    The BASE of the GM1, IF THE GM1A IS LESS THAN 0.2m
o    The TOP of the GM1a, If GM1a IS MORE THAN 0.2m

-    GM3 runs from the top of the marker bed to the measured 4m mark.

-    GM4 is 0.25m of coal above the top of GM4.

-    GM5 is 0.25m of coal above the top of GM5.

-    GM6 is the remainder of the coal from the top of GM5 to the top of the seam.

-    The Top Coal Horizon marker (TCH) is the base of a higher ash section of the top of the GM seam (Approximately 0.5 – 1.0m from the top of the seam)

-    The Roof Band Horizon marker (RBH) is a small stone band found 1.5 to 2.0m above the Marker Tuff (MT). This is often referred to as the penny band on the mine site. (N.B. the gamma and density response may not be that obvious. If unsure, leave this unpicked)

The GLB2 seam is of consistent thickness of a relatively bright coal of low ash, with few parting bands. The GLB2 seam typically ranges from 2.0 to 3.1m thickness.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 6-5. Northwest – Southeast Geologic Section

Peabody Energy
Legend
Clay
Coal
Coal, bright with dull bands (60-90%)
Coal, interbanded dull and bright bands(40-60%)
Coal, undifferentiated
Coal, mainly dull with frequent bright bands (10-40%)
Coal, dull with minor bright bands (1-10%)
Coal, inferior
Coal, stony
Claystone
Core Loss
Lignite
Mudstone
Sand
Sand, fine to medium grained
Siderite
Soil
Sandstone, coarse grained
Sandstone, fine to coarse grained
Sandstone, fine grained
Sandstone, fine to medium grained
Sandstone, medium to coarse grained
Sandstone, medium grained
Sandstone, very fine grained
Sandstone, very fine to fine grained
Sandstone, very fine to medium grained
Sandstone, very fine grained
Siltstone
Tuff
Carbonaceous Mudstone
Carbonaceous Siltstone
Coaly Shale
Coaly Mudstone
275
250
225
200
175
150
125
100
75
50
25
0
-25
-50
-75
-100
-125
-150

Figure 6-6. West - East Geologic Section
There are numerous normal and reverse faults within the Centurion mine lease. Many of these have been intersected by workings and mapped underground.
Sliwa (2014) in a study of the structural geology of the area noted the following “thrust faults occur in NS to NE trending zones that extend for several kilometers. Underground mapping shows how the main thrust fault splits into numerous en-echelon segments with 1 to 6m throws that dip on average 30˚ to the east. The larger thrust faults are surrounded by a 1km wide fracture zone of smaller fractures.
Normal faults, shears and joints are the most common type of structure, forming a pervasive fracture pattern that trends ESE to SE. Larger normal faults with >1m throw are typically 50 to 200m long with dips averaging 60° towards the NE or SW. Dip directions are evenly distributed, so that there is little net throw across the

TECHNICAL REPORT SUMMARY CENTURION MINE
mine. Fault throws range from 0.1 to 9m with the vast majority <3m. No structural domains were identified, and the pattern of normal faults mapped in the mine is expected to continue into the down-dip panels.
The relationship between the normal and thrust faults is not a simple overprint. Strain along the thrust faults is partitioned across some of the normal faults and shears, suggesting they initiated as transfers during the compression. However, the continuity of normal faults with relatively small throws suggests that the transfers were reactivated during a later deformation.
A relatively larger fault structure referred to as the “Denham fault zone” has been identified within the southern area of the mining lease. “This fault consists of two NS trending shallow dipping normal faults, that are connected by thrust fault segments that trend NE across the planned southern longwall panels. The Denham fault zone is significantly different to the other fault systems, as it shows both normal and thrust fault characteristics, and has larger throws than any mined faults along with anomalous orientations. The fault is interpreted to have been initiated as a thrust fault that was later reactivated with normal or oblique-slip movements. The reactivation is expected to be associated with a higher degree of rock fracturing than the other faults.” (Sliwa, 2014, p.5).
6.2.    Hydrology Setting
6.2.1.    Regional Hydrology
The Centurion mines lie within the catchment area of the Isaac River. The area is surrounded by several natural landform features, including the Denham, Peak, Broadsound and Connors Ranges, with the topography of the catchment ranging from approximately 250m AHD elevation along the Isaac River to approximately 325m AHD elevation along sections of the Denham Range that define the western boundary of the valley (Golder, 2018).
The Isaac River is a major tributary of the Mackenzie River in the Fitzroy Basin. Ultimately, the Mackenzie River joins the Fitzroy River, which flows initially north and then southeast towards the east coast of Queensland and discharges into the Coral Sea southeast of Rockhampton, near Port Alma.
Regarding regional hydrogeology, the Isaac River alluvial aquifer is considered the main aquifer in the region of the Northern Bowen Basin. The aquifer is considered of low to moderate productivity with most bore yields of 0.5 to 5 litres per second (Golder, 2018). Isaac river alluvials do not occur within the Centurion mine lease area, with the nearest occurrence approximately 5km south-east and is mostly confined to the current streams and past paleochannels.
In some areas the Isaac River alluvial aquifer sits atop clay of the Suttor Formation which can be up to 10m thick. It is suggested that the potential for connectivity between groundwater in the alluvial deposits along the Isaac River, and the underlying coal seam aquifers is highly unlikely due to the geological and hydraulic properties of the strata (Cenozoic clay, silt, mudstone, and siltstone of the seam overburden) developed in the base of the Quaternary aquifer. Potential pathways between the seam aquifers and the Isaac River alluvial aquifer may only exist where the alluvial aquifer is in direct contact with large scale thrust faults (Golder, 2018).

TECHNICAL REPORT SUMMARY CENTURION MINE
The Isaac River alluvial aquifer is mainly unconfined and recharged by seasonal surface waters along ephemeral rivers, during flooding in the adjoining flood plains, and surface infiltration of rainfall and overland flows into exposed sand and gravel layers where not overlaid by thick clays.
6.2.2.    Local Hydrology
The Centurion coal mine is located within the Isaac River catchment that covers approximately 22,410 km2 (Department of Environment and Resource Management, 2011). The mine lease is in the upper reaches of Goonyella Creek. The Isaac River and its tributaries (including Goonyella Creek) experience variable flows, with peak flows expected from December to March. The upper reaches of Goonyella Creek are considered ephemeral. Ephemeral waterways commonly exhibit the following features: elevated turbidity and substantial sediment loads. Significant flow events typically transport a considerable sediment load, an occurrence often heightened by an extended preceding dry period. (Department of Environment and Resource Management, 2011)
Water quality variations in the upper reaches of Goonyella Creek may occur over small spatial areas due to different land management practices and industrial discharges.
The main source of ground water within the Centurion area is within the basalt layers that occupy the tertiary incised valleys of the Permian strata. The basalt is often vesicular and sometimes underlain by tertiary sand lenses. Where the sand layer and basalts are in direct contact, they are hydrologically connected, and considered as part of the one aquifer. These basalt layers are not considered extensive across the Centurion lease area and are mainly present towards the northwestern area.
The basalt aquifer has typical bore yields between 1 and 5 L/s and water quality is considered suitable for livestock. The basalt is not considered a major aquifer in the region due to its variable thickness and heterogeneity (Golder, 2018)
6.3.    Mineralization and Deposit Type
The coal seams of interest (GM and GLB2 seams) occur within the Permian Moranbah Coal Measures in a structurally complex zone on the Collinsville Shelf in the northern Bowen Basin in central Queensland, Australia. The stratigraphy gently dips between 4 and 5 degrees towards the northeast and the GM seam averages 6.1m thick. The GM and GLB2 seams are considered medium volatile bituminous by the ASTM Classification of Coal
The Moranbah coal measures occur within a cyclic fluviatile clastic depositional system, that consists of regular fining up sequences of lithic sandstones, siltstones, and mudstones to coal, then coarsening up sequences in the opposite manner.
The coal deposit type of the Centurion mine is considered to have a moderate geologic complexity based on the following factors:
• The Goonyella Middle and Goonyella Lower B2 seams are laterally continuous and can be correlated across the property with the use of geophysical logs, interburden thicknesses, and seam thicknesses.
• The seams are gently dipping with some seam splitting experienced within the Goonyella Lower seams.

TECHNICAL REPORT SUMMARY CENTURION MINE
• There is moderate seam faulting experienced within Goonyella Middle seam that is well mapped and understood from previous mine workings, and various exploration seismic and drilling. However, the transference of this to the Goonyella Lower B2 seam is not as well established, as seismic quality is reduced in areas of increased tertiary cover and increased depth of cover.
• The Goonyella Middle seam has previously been mined throughout the property and in neighboring properties. The Goonyella Lower B2 seam was mined via open cut methods in adjacent properties, but not yet via underground methods.
6.4.    Comments from Qualified Person(s)
In the opinion of the QP, for both regional and local geology, the structural controls on mineralization are well studied and understood through decades of exploration and mining activities in the area. This is considered sufficient to support the estimation of coal resources and reserves.
7.    EXPLORATION
7.1.    Coordinate System
Exploration Survey data for Centurion is based on Australian Geodetic Datum 1984 (AGD84) projected in Australian Map Grid (MGA) zone 55.
Height data is captured as Australian Height Datum (AHD) which is tied to mean sea level.
In most cases surveys associated with drill collars, geophysical surveys, and mine workings were conducted using mine site RTK high precision equipment and by a professional surveyor. In cases where the survey details cannot be found, the exploration point is cross-checked against digital terrain models or other known surveyed borehole points to determine its accuracy before use in a geological model.
7.2.    Geological Structure Mapping and Quality Sampling
The northern Bowen Basin is a major coal mining province. It has been drilled extensively. Geological data from mining operations have been collated and interpreted in various studies. The regional geological settings of the region are well understood.
Geological structure mapping was done at Centurion mine through direct and indirect methods. Direct geological mapping has been undertaken by underground geologists within the mine workings since the first longwall was developed. Geological underground mapping is done weekly in development headings and the longwall face. Features mapped include geological structures (faults, folds, joints, and seam rolls), coal cleat directions, roof and floor conditions, rib conditions, and other geological features (dykes, bedding planes, shear zones, ripples etc.). Mapping is undertaken with a tape measure and approved underground compass. Underground mapping locations are estimated to be accurate to within 1m. Mapping data is recorded on hard copy forms and collated in digital format in AutoCAD drawings for reference against underground workings.
Underground quality channel samples have been taken sporadically from development headings in the GM seam. These were taken before the commencement of longwall extraction to provide more understanding of local coal quality of the upcoming longwall panel. These samples have not been used in the resource model as their sampling method was considered biased and incorrect, as ashes were generally higher than nearby

TECHNICAL REPORT SUMMARY CENTURION MINE
bore/core samples. It was interpreted that either too much floor sampling occurred as trenches were cut into the floor of the workings, or too much roof coring was included in the sample composites at the time. Future channel sampling will need to consider carefully how to gain mass representative samples from a development heading.
Various indirect structural mapping has been undertaken at Centurion mine. These include 2D and 3D seismic, as well as airborne geophysical surveys.
The 2D seismic surveys were conducted by seismic company Velseis in 2011, 2013, 2014, and 2018. The 2011 survey included 12 lines in the southern area of the Centurion lease. The 2013 and 2014 surveys included 6 lines in the northern side of the lease. Detailed interpretations of the geological structure from these lines were conducted by Velseis, however structures were not correlated between lines. The 2018 survey included 6 lines (12.16km in total) conducted to the west of the previous seismic surveys, with the aim of imaging the GLB2 seam and GM seam. The survey was met with limited success, due to poor data quality thought to be derived from challenging near surface geological conditions. This is interpreted to be locally thicker tertiary cover causing signal attenuation.
3D seismic surveys were acquired in 2003 and 2018. These 3D seismic surveys were conducted by company Velseis. The 2003 seismic survey was conducted in the central western area of the Centurion lease. In total, approximately 6.9km area of seismic was imaged and interpreted for the GUA, GM, and GLA horizons and faults. Faulting was also separately interpreted by Binzhong Zhou of CSIRO Exploration and Mining (Commonwealth Scientific and Industrial Research Organization). Data quality at the time was largely considered good, with minor areas of increased tertiary cover causing poorer data that did not significantly impact the interpretations at the time. In 2013 the previous 2003 seismic data was reprocessed using updated algorithms and workflows with the reducing noise at the GM seam level. This was successful and contributed to an improved continuity and clarity of the GM structure.
The 2018 3D seismic survey covers an area of approximately 4.3km² and is in the southern area of the Centurion mine lease. The aim of the survey was to provide structure for the GUA, GM, and GLB2 and locate faults and other geological structures to assist in mine planning. Data quality for the shallower GUA seam is considered good, however the deeper target seams data quality, particularly the GLB2 seam, is considered poor at depth due to the coverage of multiple coal seams and seam splitting at depth.
Airborne magnetic and radiometric surveys were conducted in 1998 and 2018. Both were acquired by helicopter. The 1998 survey was conducted by Geo Instruments Pty Ltd with line spacings of 50m from a height of 50m. The 2018 survey was conducted by GPX Surveys Pty Ltd with line spacings of 40m from a height of 40m. The 2018 survey resulted in higher resolution images. Both surveys performed well in delineating of tertiary basalt flows. Sliwa in 2014 noted that when faults from mine mappings and seismic are overlaid with the total magnetic intensity imagery, some relationships can be seen between the persistent faults and distribution of tertiary basalts. Some normal faults and north-south trend thrust faults are located on the edge of basalt flow layers.

TECHNICAL REPORT SUMMARY CENTURION MINE
In considering the construction of the geological model for Centurion mine, faulting data types are ranked in priority of highest to lowest as follows; Underground mine mapping, 3D seismic survey, 2D seismic survey, boreholes, and magnetic/radiometric surveys.
7.3.    Drilling
A total of 2,805 borehole holes exists in and around the Centurion tenement. Details of hole type are presented in Table 7-1. with hole locations illustrated in Figure 7-1. Table 7-1 drilling statistics also includes mine service holes such as goaf drainage, ballast drop, and gas risers. Whilst mine service holes are not drilled for the purposes of exploration; they can sometimes provide geological information in the form of chip samples and geophysical logs to assist with coal seam identification.
Table 7-1. Drilling Statistics

Hole Type	Total
Fully Cored	46
Partial Cored	763
Rotary (Chip)	676
Unknown	1320
Total	2805

Drilling followed industry standard practices where vertical holes are drilled, using top-drive and table drive, truck mounted exploration drill rigs. The types of exploration drill holes include:
Rotary (Chip) are drilled with air or water using a blade or PCD (polycrystalline diamond) bit with the chips laid out in 1m piles on the drill pad. Holes are mostly lined to the base of the Tertiary and Fairhills formation with a combination of PVC and steel casing to ensure unconsolidated overburden or swelling clays material are isolated from the drilling, as this can produce delays and contamination of drill cuttings. The drill cuttings are geologically logged at 1m intervals by the geologist, and often photographed. A suite of downhole geophysical logs is run, typically including gamma and density measurements. The drillers and geologists’ logs are reconciled against the downhole geophysics to establish the depth of the seams. Chip or rotary holes allow for the establishment of seam continuity and thickness.
Partially cored holes are generally completed for the following purposes: to recover coal seams for coal quality testing, rock samples for geotechnical testing, and samples of coal and carbonaceous material for gas desorption testing. Core diameter is typically HQ (61 mm), other diameter holes such as PQ (93 mm) and 4C (100 mm) were also collected. The drillers and geologist’s logs are reconciled against the downhole geophysics to establish the depth and thickness of the seams and sample locations. Core orientations are not recorded.

TECHNICAL REPORT SUMMARY CENTURION MINE
Fully cored holes are generally completed for the following purposes: to collect rock samples for geotechnical testing, and samples of coal and carbonaceous material for gas desorption testing. Core diameter is typically HQ (61 mm), other diameter holes such as PQ (93 mm) were also collected. The drillers and geologist’s logs are reconciled against the downhole geophysics to establish the depth and thickness of the seams and sample locations. Core orientations are not recorded.
Downhole geophysical logs are run in boreholes, where conditions allow. A majority of the Centurion boreholes are geophysical logged with a minimum gamma, density, and verticality. Wherever it is not possible to geophysical log the borehole it is excluded from the geological model, unless deemed valid by the resource modeler.
Other tools that are run include, but are not limited to; verticality, resistivity, sonic, acoustic scanner, optical televiewer, temperature and dipmeter. These contribute towards further understanding of the structural geology and geotechnical properties of the Centurion area.
From historic drilling at the Centurion area, Peabody was able to obtain the records of paper logs for all the drillers and geologist’s logs, the geophysical logs, and testing certificates in various formats. There are also some electronic drill logs and core photographs obtained from the historical drilling.
For each Peabody drilling program, a set of data is normally collected and stored as the final records in the database. This data includes a geologist’s log, driller’s log, geophysical log, core photos, lab instructions (quality, overburden, and/or rock mechanics), lab certificates, and final surveyed coordinates.
7.3.1.    Recovery
The bore core is logged for lithology type, structure, coal brightness and rock strength factors by geologist’s experienced in coal geology. Core recovery is compared to the drillers and geologist’s logs, and then verified against geophysical logs. Any discrepancies are documented. If less than 90% of the target coal seam is recovered, the hole is re-drilled unless the core loss is due to faulting or poor ground conditions, and it is unlikely that a re-drill will improve the recovery.
7.3.2.    Drill Hole Surveys
The drill hole collars are surveyed by a competent surveyor using the coordinate system as described in Section 7.1. Down hole surveys have historically been conducted by a geophysical logging contractor. The geophysical contractors which undertake the down hole geophysical logging follow industry standard calibration techniques (tools are run in a calibration hole where log responses are known, any deviance is resolved prior to dispatching the tool for use on site).

TECHNICAL REPORT SUMMARY CENTURION MINE

598 000 mE
600 000 mE
602 000 mE
604 000 mE
7 610 000 mN
7 608 000 mN
7 606 000 mN
7 604 000 mN
7 602 000 mN
7 600 000 mN
ML6949
CENTURION COAL MINE
Drill hole
2018 2D Sesmic program
2014 2D Sesmic program
2013 2D Sesimic program
2011 2D Seismic program
2018 3D Seismic program
2003 3D Seismic program
GM South LW Panels
ML6949 - Centurion Coal Mine

Note: While all reasonable care has been taken to ensure the information contained on this map is up to date and accurate, no warranty is given that the information contained on this map is free from error or omission. Any reliance placed on such information shall be at the sole risk of the user. Please verify the accuracy of all information prior to using it.

Peabody

CENTURION

PEABODY ENERGY AUSTRALIA

EXPLORATION MAP ML6949
Centurion Coal Mine

© COPYRIGHT 2024 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose , other than which it was supplied without the prior consent of Peabody Enery Australia

Datum: AGD84z55

File Location: L:\Geology\9 NGE\5. Projects\7. 2023\SEC Report Maps \Exploration Activity

Issued: 05/01/2024

Drawn: ss

Figure 7-1. Exploration Activity Map

TECHNICAL REPORT SUMMARY CENTURION MINE
7.4.    Geotechnical Data
Geotechnical samples of roof and floor rocks have been acquired from core in 143 holes.
Floor samples were tested for UCS, moisture, density and slake durability and roof samples were tested for Young's Modulus and Poisson's Ratio / 2 x Sonic Velocity, Hoek 3 Stage Tri-Axial. The resulting samples are stored in GeoCore with the results of samples from historical holes stored within the Peabody shared drive.
Selected cored sections of HQ holes were logged with Acoustic Scanner for later geotechnical interpretation. These have been analyzed to determine orientation of maximum and minimum stress directions for consideration in underground mining.
Sonic velocity logs have been acquired from many holes and these can be used to estimate rock strength using a correlation between laboratory derived UCS and the sonic logs.
A summary of rock mass properties of UCS and Young’s Modulus (E) are presented in table 7-2 below.
Table 7-2. Summary of UCS and Young’s Modulus

Lithology	Min of UCS (Mpa)	Max of UCS (Mpa)	Average of UCS (Mpa)	Min of E (Gpa)	Max of E (Gpa)	Average of E (Gpa)	Number of UCS Results	Number of Young’s Modulus Results
Carb. Claystone	16.5	16.5	16.5	6.3	6.3	6.3	1	1
Carb. Siltstone	6.2	29.9	16.1	2.2	23.0	10.9	4	4
Claystone	14.5	14.5	14.5	4.2	4.2	4.2	1	1
Coal	1.4	5.4	3.6	0.6	4.8	1.9	5	5
Interbedded Claystone/Siltstone	25.4	25.4	25.4	7.7	7.7	7.7	1	1
Interbedded Mudstone/Siltstone	18.8	28.3	25.0	7.2	7.9	7.5	4	4
Interbedded Sandstone/Siltstone	6.0	79.5	26.7	1.3	80.5	14.1	273	271
Sandstone	5.5	95.1	27.3	0.2	50.9	12.2	113	109
Siltstone	0.5	57.2	23.2	0.2	36.2	10.2	301	294
Unknown	31.6	54.0	41.9	5.1	16.4	10.6	4	4
Total							707	694
In recent scientific studies, it is shown that rock strength has a good correlation with the sonic characteristic of rock. Hence sonic geophysical logging is done on selected exploration holes at certain intervals to cover the mining area which can provide a reasonable idea about the rock strength and its characteristics. The location of these Sonic logs is shown in Figure 7-2.

TECHNICAL REPORT SUMMARY CENTURION MINE

598,000 mE
600,000 mE
602,000 mE
604,000 mE
7,610,000 mN
7,608,000 mN
7,606,000 mN
7,604,000 mN
7,602,000 mN
7,600,000 mN
ML 6949
Sonic hole locations
GM South Panels (Reserve)
GM Workings completed or abandoned
Cadastral boundaries
ML6949 - Centurion Coal Mine

Note: While all reasonable care has been taken to ensure the information contained on this map is up to date and accurate, no warranty is given that the information contained on this map is free from error or omission. Any reliance placed on such information shall be at the sole risk of the user. Please verify the accuracy of all information prior to using it.

PEABODY ENERGY AUSTRALIA

Sonic Hole Locations
Centurion Coal Mine - ML6949

© COPYRIGHT 2024 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose , other than which it was supplied without the prior consent of Peabody Enery Australia

File Location: L:\Geology\6 NGE\5. Projects\7. 2023\SEC Report Maps

Datum: AGD84z55

Issued: 23/1/2024

Drawn: ss

Figure 7-2. Sonic Hole Locations

TECHNICAL REPORT SUMMARY CENTURION MINE
7.5.    Gas Data
Sampling of gas content has been conducted on 581 surface boreholes within the Centurion deposit. Gas sampling is also conducted on underground in-seam drillholes within the Goonyella Middle seam. In total there are 748 samples from underground in-seam drillholes. Gas sampling locations from surface exploration holes are show in Figure 7-3. Bore/Core gas sample locations.
Gas samples are taken for both estimating seam virgin gas contents (before drainage) and gas conformance contents (post drainage).
The majority of gas content testing has been conducted on the Goonyella Middle Seam as this is often assessed for gas conformance before mining progression. Other seams within surrounding overburden and under burden are tested for gas content also, as these contribute in various amounts to the goaf gas emissions.
Isotherm testing has been carried out on a few Peabody holes. The testing is aimed at defining methane adsorption isotherm parameters to help form a gas in place model.
Other data on gas content and behavior in the deposit is available through data sharing arrangements with coal seam gas explorers in the area.
Gas data is also captured through previous mining operations at Centurion via the mine ventilation monitoring system, goaf stack flares, and tube buddle system.

TECHNICAL REPORT SUMMARY CENTURION MINE

598,000 mE
600,000 mE
602,000 mE
604,000 mE
7,610,000 mN
7,608,000 mN
7,606,000 mN
7,604,000 mN
7,602,000 mN
7,600,000 mN
ML6949
CENTURION COAL MINE
Gas data point - Surface
Gas data point - UG
GM South LW Panels
ML6949 - Centurion Coal Mine

Note: While all reasonable care has been taken to ensure the information contained on this map is up to date and accurate, no warranty is given that the information contained on this map is free from error or omission. Any reliance placed on such information shall be at the sole risk of the user. Please verify the accuracy of all information prior to using it.

PEABODY ENERGY AUSTRALIA

GAS DATA POINTS ML6949
Centurion Coal Mine

© COPYRIGHT 2024 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose , other than which it was supplied without the prior consent of Peabody Enery Australia.

	File Location: L:\Geology\6 NGE\5. Projects\7. 2023\SEC Report Maps
Datum: AGD84z55	
Issued: 05/01/2024	Drawn: ss

Figure 7-3. Bore/Core Gas Sample Locations

TECHNICAL REPORT SUMMARY CENTURION MINE
7.6.    Hydrogeology
During exploration drilling ground water levels are routinely collected from drillers observations and geophysical logging tools. This is gathered by using an electronic dipmeter tool, or in the case of the geophysical logging is captured by the logging operator by analysing the density and gamma tools.
This data is stored with the drilling logs and stored within the geological database.
Various groundwater monitoring bores have been drilled across the Centurion deposit, designed to intersect mainly the Quaternary, Tertiary, and Permian formations. Vibrating wireline piezometers (VPWs) are installed at set horizons designated by a hydrologist or environmental consultant within the boreholes, and data is collected via an electronic data logger at the borehole.
Permeability testing and analysis was conducted within 4 boreholes targeting the GM and GLA1 seam in 2003 and reported by D.A.Casey and Associates at the time. Results reported ranged from 2.27mD to 32.4mD, with a mean of 10.43mD (mD = millidarcy).

7.7.    Comments from Qualified Person(s)
The existing exploration program has been validated through historic production. It is the opinion of the Qualified Person that the existing exploration program is adequate to support future operations and the estimates of coal resources and reserves.

TECHNICAL REPORT SUMMARY CENTURION MINE
8.    SAMPLE PREPARATION, ANALYSIS, AND SECURITY
Historical drilling that was conducted before Peabody acquired the operations followed acceptable preparation, quality analysis, and security procedures.
The early coal quality drilling programs under White Mining ownership, from 1989-2000, which includes holes GN001C to GN764CR2, did not include raw coal analysis as part of the treatment procedure. These holes were crushed to -12.7mm with washability analysis on 6 density fractions. The washability analysis undertaken fitted into two variants in Table 8-1. below.
Table 8-1. Quality Analysis Under White Ownership
Clean coal composites were typically as follows:
·    CF1.45 clean coal composite analysis for the GM Seam.
·    CF1.60 clean coal composite analysis for the GLB2 Seam.

The coal quality drilling programs under RAG ownership, from 2001-2004, which includes holes GN823LD to GN1178R, now included raw coal analysis. These holes were now pretreated with detailed washability by size. The washability analysis undertaken fitted into two variants in Table 8-2. below.

TECHNICAL REPORT SUMMARY CENTURION MINE
Table 8-2. Quality Analysis Under RAG Ownership

Seam	Number of Holes
GM	11
GLB2	11

Series	2001-2004	
Circuit	Size minus	Size Plus
To DMC	50.00	1.40
To Spirals	1.40	0.125
To FF	0.125	0
Float / Sink Analysis		
Washability for 50x1.4mm & 1.4x0.125mm	Sink Density	Float Density
		1.30
	1.30	1.35
	1.35	1.40
	1.40	1.45
	1.45	1.50
	1.50	1.55
	1.55	1.60
	1.60	1.65
	1.65	1.70
	1.70	1.80
	1.80	2.00
	2.00	2.20
	2.20	
Froth Floation Analysis -0.125mm		

Seam	Number of Holes
GM	21
GLB2	14

Series	2001-2004	
Circuit	Size minus	Size Plus
To DMC	50.00	4.00
To DMC	4.00	1.40
To Spirals	1.40	0.25
To Spirals	0.25	0.125
To FF	0.125	0
Float / Sink Analysis		
Washability for 50x4.0mm, 4.0x1.4mm, 1.4x0.25mm & 0.25x0.125mm	Sink Density	Float Density
		1.30
	1.30	1.35
	1.35	1.40
	1.40	1.45
	1.45	1.50
	1.50	1.55
	1.55	1.60
	1.60	1.65
	1.65	1.70
	1.70	1.80
	1.80	2.00
	2.00	2.20
	2.20	
Froth Floation Analysis -0.125mm

Clean coal composites were typically as follows:
·    CF1.45 clean coal composite analysis for the GM Seam.
·    CF1.60 clean coal composite analysis for the GLB2 Seam.

The coal quality drilling programs under Peabody ownership, from 2005-Present, which includes holes GN1179C to GN2025C, followed a similar treatment procedure to the RAG programs. These holes were pretreated with detailed washability by size. The pretreated washability analysis undertaken fitted into two variants in Table 8-3. below.

TECHNICAL REPORT SUMMARY CENTURION MINE
Table 8-3. Quality Analysis Under Peabody Ownership

Seam	Number of Holes
GM	7
GLB2	34

Series	U/G Wash Program	
Circuit	**Size minus**	**Size Plus**
To DMC	50.00	1.40
To Spirals	1.40	0.125
To FF	0.125	0
Float / Sink Analysis		
Washability for 50x1.4mm & 1.4x0.125mm	Sink Density	Float Density
		1.30
	1.30	1.35
	1.35	1.40
	1.40	1.45
	1.45	1.50
	1.50	1.55
	1.55	1.60
	1.60	1.65
	1.65	1.70
	1.70	1.80
	1.80	2.00
	2.00	2.20
	2.20	
Froth Floation Analysis -0.125mm		

Seam	Number of Holes
GM	20
GLB2	19

Series	Eaglefield Wash Program	
Circuit	**Size minus**	**Size Plus**
To DMC	50.00	1.40
To Spirals	1.40	0.125
To FF	0.125	0
Float / Sink Analysis		
Washability for 50x1.4mm & 1.4x0.125mm	Sink Density	Float Density
		1.30
	1.30	1.35
	1.35	1.40
	1.40	1.45
	1.45	1.50
	1.50	1.55
	1.55	1.60
	1.60	1.65
	1.65	1.70
	1.70	1.80
	1.80	2.00
	2.00	
Froth Floation Analysis -0.125mm

Clean coal composites were typically as follows:
·    CF1.45 clean coal composite analysis for the GM Seam.
·    CF1.60 clean coal composite analysis for the GLB2 Seam.

Five holes with GLB2 seam intercepts were crushed rather than pretreated, with detailed washability undertaken on the 12.7 x 0mm material.
8.1.    Sampling Method
8.1.1.    Sampling for Coal Quality
Sampling for coal quality is mainly conducted via exploration Bore/Core sampling of target coal seams.
Bore/Core is carefully measured, depth marked, and logged by a geologist at the drill site capturing the thickness and brightness profile of the coal seams and lithology units, being careful to note any instances of suspected core losses. Core is then placed in core trays and packaged to minimize breakages and placed in core sheds or cool rooms onsite.

TECHNICAL REPORT SUMMARY CENTURION MINE
On completion of the borehole and once geophysical logs have been completed and the borehole depth corrected, the sample depths and locations are defined by a geologist. A sampling advice sheet is issued, and core is sampled from the stored core trays onsite.
Samples are named in accordance with the sampling tickets provided for the project. These are usually a digit unique value and are used to identify samples in the lithology log as well as on the sample sheet.
After coal sample sections have been identified, marked, and photographed, each sample is double bagged in a plastic bag (Figure 8-1.). Double bagging means collecting sample in one bag and then placing this bag into the second bag. The second bag is labelled with all relevant details including project, borehole ID, sample number and sampled depths. A sample ticket with relevant information is placed inside each bag before sealing the bag with a zip tie.
All samples collected are stored in shade while on site and moved to cool storage area at the end of every shift for storage pending dispatch.
Dispatch of samples occurs as soon as practicable (usually within 7 days) to the laboratory nominated. Laboratory address details and sample information is clearly marked such that the courier company can clearly recognize the details. Samples are prepared for dispatch so that they remain in suitable condition upon arrival at the laboratory.
A sample advice spreadsheet is generated for each hole prior to dispatch of any samples to the preferred laboratory (Figure 8-2.)
Figure 8-1. Example of Sample Ticket and Bag Information

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 8-2. Example of Sample Advice Sheet
The separate sample bags are then placed in a larger bag or drum with an accompanying sample dispatched sheet. The sample dispatch sheet records the name of the sample, depths, borehole identification, along with the total number of samples. Samples are transported by couriered to a designated coal laboratory and upon receiving samples the laboratory checks and confirms the samples received against the details recorded on the sample dispatch sheet. A sample dispatch and advice sheet may also be sent electronically to the laboratory on dispatch of samples. This ensures all samples are tracked and received by the laboratory.
8.1.2.    Sampling for Rock Mechanics
Sampling for rock mechanics is conducted via exploration Bore/Core sampling of overburden, under burden, and coal seams.
Sample lengths are generally 20 – 40cm in length of intact core. Where required for direct shear testing a sample maybe be taken over an identified natural defect (e.g., fault, joint, or shear zone).
The core is logged by a geologist and appropriate sample intervals are selected. Sampled are recorded as separate lithological units to allow for correction of depth later via geophysical reconciliation. Details of the borehole id, sample number, depths, and orientation are written directly on the core sample with either permanent marker or chinagraph pencil. The sample is then photographed before firstly wrapping in cling wrap (plastic wrap), aluminum foil, and finally packing tape. Details of the sample mentioned above are then

TECHNICAL REPORT SUMMARY CENTURION MINE
also written on the exterior of the packaging tape, see image below (figure xxx). Samples are secured in core trays in readiness for transport to the laboratory for testing with accompanying sample dispatch details and testing instructions. Packaging the core in this manner is to minimize moisture loss and breakages in transit to the laboratory. Shown in Figure 8-3.
All samples collected are stored in shade while on site and moved to a cool storage area at the end of every shift for storage pending dispatch.
Dispatch of samples occurs as soon as practicable (usually within 7 days) to the laboratory nominated.
Figure 8-3. Geotech Sample Packaging
Floor samples of the target coal seams were tested for UCS, moisture, density and slake durability and roof of the target coal seams samples were tested for Young's Modulus and Poisson's Ratio / 2 x Sonic Velocity, Hoek 3 Stage Tri-Axial. The results samples are stored in GeoCore with the results of samples from historical holes stored within the Peabody shared drive.
Selected cored sections of HQ holes were logged with Acoustic Scanner for later geotechnical interpretation.
Sonic velocity logs have been acquired from many holes and these can be used to estimate rock strength using a correlation between laboratory derived UCS and the sonic logs.
8.1.3.    Sampling for Gas Testing
Gas samples are taken from HQ core in selected boreholes. Care is taken to selected intact coal where possible.
For the purposes of the seam gas conformance three samples are taken from the GM seam and one from the GL1A, if within close proximity (<6m) to the GM floor. The first GM sample is taken from within 1m of the roof of the seam, the second directly above the marker tuff, and the third below the market tuff.
Gas contents are estimated by sealing the coal core sample within a gas canister immediately after retrieval from the core barrel. Gas is released from the coal as soon as the core is drilled, and some gas will therefore be ‘lost’ during core retrieval before containment in the canister. An estimate of the ‘lost’ gas can be determined through measurement of the time since coring and the amount of gas released within the first few minutes after containment (Q1). Q1 gas is measured at the drill site by means of the canister containing the core which is then submitted to a laboratory to measure the amount of gas released after the measurement of Q1 (Q2). Sub-samples are then taken and crushed to measure the amount of gas retained in the coal after measurement of Q1 and Q2 (Q3). The sum of the determination of Q1 (lost gas), Q2 (desorbed gas) and Q3

TECHNICAL REPORT SUMMARY CENTURION MINE
(residual gas, i.e. gas released on crushing) is the “Measured Gas Content,” also known as “Qm” as defined in AS (Australian Standard) 3980-1999. Gas samples are also tested for gas composition.
In some instances, the Bore/Core is split after Q2 gas desorption testing has been completed and the Bore/Core split submitted for coal quality testing to maximize data return from the same drill hole.
Gas canisters and equipment are routinely checked to ensure there are no leaks and they are fit for purpose before use in testing.
8.2.    Laboratory Analysis
8.2.1.    Coal Quality Analysis
All samples are prepared according to Australian standards AS4156 regarding sample pre-treatment, size analysis, float & sink testing & froth flotation analysis. Historically all coal testing since Peabody took ownership of the Centurion mine was conducted at ALS (formerly ACIRL), Bureau Veritas Australia and SGS Australia coal laboratories. These laboratories are NATA accredited and equipped to conduct all the coal testing according to the ISO and Australian standards.
Raw coal analysis was conducted on holes drilled after 2001. For the holes drilled before 2001, the cumulative ash from the washability testing was used to represent the raw coal ash. Raw coal relative density for the pre 2001 holes was predicted based on the linear relationship between ash and density using the post 2001 raw database. Raw coal calorific value for the pre 2001 holes was predicted based on the linear relationship between ash and CV using the post 2001 raw database.
Raw coal testing results are presented in Table 8-4. below.
Table 8-4. Raw Coal Testing Results

TECHNICAL REPORT SUMMARY CENTURION MINE
Washability testing was conducted on either crushed or pretreated samples at multiple specific gravities ranging from 1.30 to 2.20 as detailed in Section 8.0. This data is difficult to summarize in a table and is best presented as CHPP simulated product ash v yield curves, which will be covered in section 10. The clean coal composite laboratory yields, and product qualities are shown in Table 8-5. below.
Table 8-5. Clean Coal Composite Laboratory Yields
8.2.2.    Rock Mechanics Test
A geotechnical engineer provides the advice on the geotechnical analysis for each of the samples obtained via Bore/Core.
Geotechnical testing has been performed at Cardno Ullman and Nolan Geotechnic Pty Ltd laboratory in Mackay to appropriate Standards.
A summary of testing and rock mass properties is presented in Section 7.4.

TECHNICAL REPORT SUMMARY CENTURION MINE
8.2.3.    Gas Test
Gas content testing has been routinely conducted at Centurion mine, and extensively within the Moranbah coal measures of the local area.
Gas content testing by GeoGAS Mackay is conducted utilizing the fast desorption method which is widely used within the Australian coal industry in mine exploration. Gas chromatography is carried out on gas samples of the Q2 and Q3 components.
8.2.4.    Density Determination
The in-situ density of coal at Centurion has been determined by applying the ACARP equation below (ACARP project No. C10042) to the GM LW cut and GLB2 Bore/Core data points.
Once this equation is applied to predict the in-situ density, the Preston Sanders equation is used to calculate the in-situ moisture. The in-situ density grids generated are then used when compiling both resource and reserve tonnages for reporting purposes.
8.2.5.    Analytical Laboratories
Core coal quality samples acquired by Peabody were submitted to NATA accredited independent laboratories; namely ALS Richlands (formerly ACIRL), Bureau Veritas Australia and SGS Australia.
Geotechnical samples acquired by Peabody were submitted to Cardno Ullman and Nolan Geotechnics Pty Ltd.
Gas samples acquired by Peabody were submitted to GeoGAS Mackay. GeoGAS Mackay is NATA accredited in gas content testing (Q1 by Calculation, Q2 and Q3), apparent relative density testing, gas chromatography testing of carbon dioxide, methane, nitrogen and oxygen.
8.3.    Sample Security
Field sampling is supervised by the site geologist who ensures samples are appropriately labelled, bagged, and packed ready for dispatch. Samples are transported using the established courier companies and records of sample receival and delivery are kept.
Laboratory results are compared to the field logging and downhole geophysics and any irregularities resolved before final validation and upload to the database.
Sample pulps are normally kept at the labs for one year so retesting can occur if needed.

TECHNICAL REPORT SUMMARY CENTURION MINE
Coal is a relatively low-value commodity and there is no need for special security procedures for the shipping, handling, and storage of coal samples.
8.4.    Comments from Qualified Person(s)
It is the opinion of the qualified person(s) responsible for this section that there are sound standards and procedures in place that are adequate for sample preparation, security and analytical testing.

TECHNICAL REPORT SUMMARY CENTURION MINE
9.    DATA VERIFICATION
9.1.    Data Verification Procedures
Verification of data gathered in the field takes place in several ways:
·    Drill collar locations are recorded using a GPS at the time of drilling and verified against the planned coordinates. The borehole’s location is surveyed by a surveyor during or after the completion of the borehole. Comparison between these 2 datasets allows a measure of location accuracy. Older data is checked by comparing collar elevation to the modelled topography grid created from LIDAR contour data which has a nominal vertical accuracy of 0.2 m in cleared areas.
·    Geologist logs are reconciled to geophysical logs which have a higher depth precision than normal chip sample and core depths. General practice is to adjust seam depths and sample boundaries using the downhole density log to adjust depths. Generally geophysical tools used can include verticality, gamma, density, resistivity, temperature, sonic, magnetics and acoustic and optical scanners.
·    Coal assay results from the NATA registered laboratory are compared with coal lithological logs and the downhole geophysical logs and any discrepancies investigated. Additional checks on assay results include reviewing the relationship between related parameters, such as raw ash and density and raw ash and specific energy. Sample results that do not match the predicted trends are investigated and re-assayed from a stored sample if necessary.

The validation process prior to geological modelling and resource generation involves the following steps:
·    Exploration geologists validate all drill hole data following data acquisition and entry by the rig geologist.
·    Coal technologist/specialist validates coal quality results.
·    Project geologist validates all primary data (drill holes, geophysical surveys, ground mapping), coal quality results and external data.
·    Resource geologist validates all primary and coal quality data, mine operations data and any external data.

Validation routines include, but are not limited to:
·    Comparison of geology and geophysics in drill holes.
·    Cross sections of model vs drill holes and geophysical surveys.
·    Contours of seam thickness, midburden, roof and floor levels to identify anomalies.
·    Coal quality is compared to a synthetic quality report ran from the quality model, which uses surrounding data to interpolate the estimated quality at the drilled point.
·    Surveyed locations are taken for every drilled location. Older data is checked by comparing collar elevation to the modelled topography grid.
·    Photographs of chip and core samples are reviewed when validating data.
·    Reconciliation of geological model and boreholes against mined out areas.
·    Statistical review of geological data sets to highlight anomalies and outliers.

TECHNICAL REPORT SUMMARY CENTURION MINE
Peabody’s GeoCore database has built in functionality to allow the user to check drill hole location and elevation; geophysical interpretations; stratigraphic correlations, and a sample depth/thickness match to laboratory analysis. These data validation tools provide a process to verify historical and newly acquired data in both a systematic and efficient manner. Peabody Australia uses an interface application called Task Manager which is used for data entry, data validation and report generation. This application has additional security measures to limit data entry errors and enforce coding and data formatting requirements.
9.2.    Limitations
It should be noted that only holes which had a geophysical log and coal quality sampling, with a seam sample recovery equal to or greater than 90%, were used in the drill hole spacing analysis. This methodology used 95 holes for GM seam and 78 holes for the GLB2 seam of the 1,729 total holes used in the geologic model. This equates to approximately 5% and 4% respectively of the total drillholes used in the geological model for structural modelling (1,729 holes). In terms of the coal quality modelling this equates to approximately 55% (95 of 174 holes) used for GM the seam, and 85% (78 of 92 holes) used for the GLB2 seam. Some older coal quality boreholes from pre 2001 lacked geophysical logs that included gamma and density, with only sonic data available. These holes were excluded from the drillhole spacing analysis.
9.3.    Comments from Qualified Person(s)
It is the opinion of the Qualified Person that the data represented in this report is sufficient and in good standing. Data validation techniques are well documented at the mine and within the GeoCore database. Data entry validation is also well controlled through 3rd party software (Task Manager) that limit errors with data coding and formatting. However, it is recommended to incorporate all current and future coal quality sample data into a central database to allow for a more robust validation of data to restrict data entry and formatting errors that may occur with storage within spreadsheets.

TECHNICAL REPORT SUMMARY CENTURION MINE
10.    COAL PROCESSING AND METALLURGICAL TESTING
The washability database for Centurion contained a mixture of pre-treated and crushed samples as detailed in section 8.0. The post 2001 Bore/Cores were subjected to drop shatter and wet pre-treatment in the laboratory to simulate the natural breakage that occurs during mining and CHPP processing, with washability by size undertaken to reflect the Centurion CPP circuits in Table 10-1. below.
Table 10-1. Washability by Size

The pre 2001 Bore/Cores had been crushed to -12.7mm, with Float / Sink analysis on the -12.7x0mm material. Crushing generates an unnatural liberation state, whereby coal particles of varying size and density are forced into size fractions where they would not normally exist in a ROM state. Using crushed data for CHPP simulations can result in significant yield and ash errors as the relative proportions assigned to circuit loadings and product streams are incorrect. The washability analysis of a crushed core can be transformed, through a series of unification models, into a washability state that aligns with correctly pre-treated data. These models are built around the predictable relationship between ash and density using the Centurion post 2001 adjusted pre-treated Bore/Cores.
Application of the washability unification models can have significant implications for resource evaluations. Crushed data previously considered unsuitable for CPP simulation may be transformed to provide reliable yield and product ash predictions. This increases data density, providing a more reliable assessment of product yield and quality, and an improved indication of inherent variability throughout a resource. This is a cost effective and technically robust alternative to re-drilling and analyzing new Bore/Cores for Centurion, where crushed data and suitable reference pre-treated data is currently available. Table 10-2. below summarizes the number of crushed and pretreated holes for the GM cut and GLB2 seams.
Table 10-2. Number of Crushed and Pretreated Holes
Washability data unification involved the following processes.
·    Float / Sink Unification
The first step in the data unification process is the standardization of float sink density fractions for both the crushed and pre-treated datasets. This involved interpolation and extrapolation of the historic washability data,

TECHNICAL REPORT SUMMARY CENTURION MINE
to deliver a unified series of washability densities as follows in Table 10-3. This process relied upon the strong relationship between density and ash.
Table 10-3. Float / Sink Densities

    Circuit Segregation Modelling
Modelling the relationship between washability variability by size. These models are used to split crushed washability data into the three Centurion CPP circuits.
    Calculation of the size distribution to apply after Circuit Segregation Modelling
Calculating the size distribution for the crushed data variants, utilizing the head ashes generated for each size fraction following the application of the circuit segregation models above.
10.1.    Coal Processing and Analytical Procedures
10.1.1.    Washability
The unified washability database was used for CPP simulation to predict the performance of the DMC, Spirals and Flotation circuits in the plant. The simulation targets were as follows:
    GM Cut was a fixed ash simulation targeting a coking coal product with a 9.5% ash.
    GLB2 was a fixed density simulation targeting a maximum DMC cut-point of 1.55SG.

Product from the Centurion mine was sold as benchmark premium mid-volatile HCC coking coal into the seaborne market. The relevant coking properties were assessed for all shipments to ensure the coking coal specifications were maintained. Periodically pilot-scale coke oven tests were also undertaken on shipments to assess coke quality.
The coal recovery is based on the CPP simulations using the unified Bore/Core database. The clean coal composite data from the Bore/Core is adjusted to align with the simulated product ash.

TECHNICAL REPORT SUMMARY CENTURION MINE
The Table 10-4. below shows the simulation quality results for each seam using the entire Centurion washability database. Included is the washability head ash, DMC cut-point for the GM seam, and adjusted clean coal composite data to fit the simulated product ash. The simulated yields are dilution free and at feed moisture. Adjustments to factor in dilution (reduction in yield) and product moisture (increase in yield) are incorporated in the mine planning software (XPAC)
Table 10-4. Simulation Quality Results

Figure10-1. below shows the average product ash v yield curves. These curves are based on an arithmetic average of fixed DMC cut-point simulations for the GM LW cut and GLB2 seam. From these cures the target ash of 9.5% was determined for the GM LW cut, and maximum density washing of 1.55SG for the GLB2 seam. The tables below summaries these fixed density simulations.

TECHNICAL REPORT SUMMARY CENTURION MINE

Simulated Product Ash v Yield
Simulated Yield % (ad)
90.0
85.0
80.0
75.0
70.0
65.0
60.0
5.0
5.5
6.0
6.5
7.0
7.5
8.0
8.5
9.0
Product Ash % (ad)
GM LW Cut
GLB2

Figure 10-1. Average Product vs. Ash Yield Curve

Table 10-5. Fixed Density Simulations
10.1.2.    Coking Coal Properties
A coking coal product must be able to pass through a plastic phase upon heating, resulting in a carbon residue as the coke product for steel making. The plastic phase is measured by fluidity and other coking coal properties. The coke producers typically make a product by blending multiple coals with different coking properties. The key properties for coking coal include ash, sulfur, phosphorus, volatile matter, coke strength, reflectance, fluidity, etc. The Centurion operation routinely tested those parameters from different samples. The parameters of ash, sulfur, VM, and fluidity are tested more often using exploration samples, channel

TECHNICAL REPORT SUMMARY CENTURION MINE
samples, and production and shipment samples. Trace elements, such as phosphorus, and petrographic analysis, including reflectance, are tested less frequently since they have less variability and are not always requested by customers. Certain coke strength tests, including Coke Strength after Reaction (CSR), require 450 kilograms of sampled coal for the pilot-scale coking-making process. Due to the requirement for a large sample size, this test is normally done on selected samples from either production or shipment on an as-needed basis.
Coking coal rank is measured by vitrinite reflectance, and the typical range is from 0.65% to 1.65%. Coal rank is the main driver for determining coke strength. The volatile matter in coal is inversely correlated to the coal rank. The higher the volatile matter and lower the rank, the coke yield becomes lower as well. When the coal is too high in rank, it might create high pressure and damage coke oven walls during the coke making process. The volatile matter is preferred to be between 18% to 35%. The ash is merely waste material for coke, and the lower the ash content the better the product. The content of sulfur and phosphorus in coal has deleterious effects on steel quality. The coke strength is measured by various tumbler tests to indicate how resistant coke will be to breakage and abrasion within the blast furnace. The hot coke strength test, (CSR) simulates the blast furnace temperature and gas composition to determine how reactive the coke is to carbon dissolution, and how well coke strength is maintained following a reaction.
Table 10-6. Typical Coal Quality
10.2.    Analytical Laboratories
Centurion uses Australian Laboratory Service (ALS) for Bore/Core analysis, production, superintending, small scale, and pilot-scale carbonization testing. ALS is a leading testing, inspection, certification, and verification company headquartered in Brisbane, Australia. ALS are independent commercial entities that have no affiliates to either the Centurion operation or Peabody, other than providing professional test services.
10.3.    Recovery Estimates
The ROM coal is fed to the washing plant, which utilizes heavy medium in the DMC circuit, centrifugal forces in the Spirals circuit and surface properties in the Flotation circuit to classify or separate coal from waste. The size and density of the feed material are the main factors determining the recovery. Due to the physical limitation of the different circuits, some coal is lost into the refuse and some refuse material is misplaced in the

TECHNICAL REPORT SUMMARY CENTURION MINE
coal product. Heavy medium circuits are generally more efficient compared to other equipment using water as a medium such as a Baum jig, spiral, etc.
The longwall at Centurion can cut 4.3m of coal from the GM seam. The GM seam is approximately 6.0 to 8.5m thick, so not all the seam is recovered during longwall mining. The bottom of the seam has better coking coal properties, is lower in raw ash and generates a higher yielding lower ash product than the top of the seam. The longwall mining horizon therefore targets the bottom 4.3m of the GM seam.
The GLB2 seam is thinner and will require a different longwall for extraction. The GLB2 seam ranges in thickness from 2.1 to 3.5m. The longwall will extract the full GLB2 seam, adjusting the cut height based on the seam thickness in the geological model.
Coal loss, roof and floor mining assumptions, and moisture adjustments are applied to the simulated yields to predict recovery as described in sections 12.2.2 and 12.2.3.
10.4.    Comments from Qualified Person(s)
It is the opinion of the Qualified Person that the data represented in this report is sufficient and accurate. The use of the data for the estimates of coal recovery is the general practice within the coal industry.

TECHNICAL REPORT SUMMARY CENTURION MINE
11.    COAL RESOURCE ESTIMATES
11.1.    Introduction
A coal resource is an occurrence of material of economic interest in the Earth’s crust in such form, quality, and quantity that there are reasonable prospects for economic extraction. A coal resource is a reasonable estimate of tonnage, considering relevant factors such as quality, likely mining dimensions, location, or continuity, that with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all coal tonnage drilled or sampled.
Coal resources are sub-divided, in order of increasing geological confidence, into inferred, indicated, and measured classifications.
11.2.    Geologic Model and Interpretation
The Centurion geologic model consists of both a stratigraphic and coal quality model based on data from the geological database and coal quality datasheets. The mineable coal seam structural model was derived from both drill hole and seismic data. The geologic model includes bore holes without corresponding geophysical logs that have reasonable thickness from core measurements and coal depth values, where cross checked against nearby drillholes, and or seismic data. In instances where no core measurements, and or geophysical data is missing, the borehole is excluded from the model. 1,979 boreholes were selected for import to the modelling package software, of which 188 were excluded by the modeler from the final model due to validation issues.
The stratigraphic model was developed using Maptek Vulcan software. This is a widely used software package in the coal industry in the Bowen Basin.
The models are created using the GDCALC module in Vulcan by using the Integrated Stratigraphic Modelling menu, an audit trail is created within the specification files used in grid generation. The modelling method is based on a stacking method. The stacking method creates all horizon structure surfaces based upon one selected structural surface. The selected surface becomes a reference for creating the rest of the grids in the model. The remaining surfaces are created by adding and subtracting thicknesses and mid-burdens from the reference surface. The reference surface chosen was the Goonyella Middle roof.
Interpolation of the seam structure grids is based on a triangulation, with seam thickness interpolated using inverse distance squared. A base of weathering model was developed from the drillhole intersections and all final structure grids used to calculate coal tonnes are clipped to this base of weathering surface to ensure oxidized coal was excluded from the coal resource calculations. The structural grid outputs from the models include the structure of seam roof and floor, and seam thickness.
The interpreted fault locations and displacements are incorporated in the seam structure model. The topography grid was generated from triangulated aerial LiDAR survey data. The modeling methods used for Centurion are summarized in Table 11-1.
Geological models are reviewed internally within Peabody and are compared and reconciled to previous models of the area to assess differences.

TECHNICAL REPORT SUMMARY CENTURION MINE
Table 11-1. Interpretation Method

Model Parameter	Interpretation method
Seam Structure	Triangulation
Structure Thickness	Inverse Distance (Power 2)
Coal Quality	Inverse Distance (Power 2)
Fault Displacement	Vertical Displacement
11.3.    Resource Classification
Estimation of coal resources is based on drill hole intercepts that the QP determines meet the requirements of a Point of Observation (POB). For structural and coal quality POB’s, the hole location must be surveyed, geologically logged, and typically would have downhole geophysical logs (gamma and density as minimum). A coal quality POB must also have coal quality analyses of at least 90% of the interval (ash and density as a minimum). Intervals with less than 90% core recovery do not qualify as quality POBs unless otherwise deemed appropriate to be included by the QP.
The definition of a sample point as a POB provides reasonable confidence that the parameters represented by that sample are valid, accurately located, have appropriate lithology and downhole geophysics collected, and are adequately sampled and assayed by a laboratory. The POB then becomes the basis for estimating the properties of the surrounding coal.
Analysis of the variability between neighboring POB’s provides a measure of the distance that coal seam parameters can be extrapolated from a valid POB. This is done through geostatistical analysis based on precision tolerances from global estimation variance; also known as Drill Hole Spacing Analysis (DHSA). The DHSA method of resource classification is both valid and practical for coal deposits as compared to the more complex conditional simulation analysis.
To complete this study, the ArcMap 10.6 geostatistical extension was used to validate and view the normalcy of the input data and construct semi variograms. Once the semi variogram was plotted, the spherical model was fitted to the data using a calculated nugget, range, and sill from the optimum model fit. This provides a mathematical function to explain the relationship between real-world values and distances between points. Then the estimation variance was calculated for a range of test blocks at varying sizes, which in turn was converted to a relative error at a 95% confidence. Lastly, the Resource classifications were defined based on relative error precision tolerances of 10%, 20%, 50% for Measured, Indicated, and Inferred respectively. These precision tolerances were developed by Bertoli et al (2013) regarding the area of a five-year period. From this study the classification radii, based on the distance of the error tolerance, were used to create Resource classification polygons with individual modifications from supporting data as the QP determines.
The geostatistical analysis was conducted on the raw ash and the thickness variables taken from the points of observation utilized in the construction of the geological model. The study area utilized was based on an approximate 5yr production area for both the GM and GLB2 seams. The most variable result (that results in a smaller spacing) of either the raw ash or thickness is used as a base to classify the resources before any

TECHNICAL REPORT SUMMARY CENTURION MINE
individual modifications are made. In a majority of the analysis, the raw ash was the most variable of parameters.
Due to the relative uniformity of the GM seam thickness (5.0 to 7.5m thick) and the consideration of potential for underground mining method (conventional longwall), DHSA was not performed on the seam thickness for the GM seam. DHSA analysis from the GM seam for raw ash was conducted on the working section height of approximately 4.25 to 4.5 metres. It is the QP’s experience that drillhole classification radii from raw ash analysis, is often smaller than radii from seam thickness for this deposit type. Therefore, raw ash spacings are considered more conservative, and were utilized as the basis for the classification of resources. The results are shown in Table 11-2, Figures 11-1 and 11-2.
Table 11-2. Resource Classification Radii in metres

Seam	Parameter	Measured	Indicated	Inferred
Goonyella Middle	Coal Thickness	n/a	n/a	n/a
	Raw Ash	425	775	1710
Goonyella Lower B2	Coal Thickness	640	1090	2120
	Raw Ash	350	650	1570

The resource classification used for Centurion mine encompasses the qualified person’s confidence in the deposit. There were multiple factors used for the final analysis. This includes data quality, operational history, the QP’s experience, as well as quantitative analysis.
    Measured resource has the highest level of confidence for the estimated quantity and quality based on the geological evidence and sampling. A set of criteria (Table 11-3.) on the degree of uncertainty is assessed and the low degree of uncertainty normally corresponds to the category of Measured resource.
    Indicated resource has a lower level of confidence than the Measured resource, but a higher level of confidence than the Inferred resource. A set of criteria (Table 11-3.) on the degree of uncertainty is assessed and the medium degree of uncertainty normally corresponds to the category of Indicated resource.
    Inferred resource has the lowest level of confidence. A set of criteria (Table 11-3.) on the degree of uncertainty is assessed and the high degree of uncertainty normally corresponds to the category of Inferred resource.

TECHNICAL REPORT SUMMARY CENTURION MINE
Table 11-3. Degree of Uncertainty

Source	Degree of Uncertainty
	Low	Medium	High
Exploration	No significant issues. Protocols consistent with industry and Peabody standards.	Historical boreholes without geophysical logs rely to a certain degree on the drillers accuracy of identifying coal thicknesses. These holes are excluded from the classifications.
Sampling method	Standard site operating procedure and guidelines	Sampling sections of coal have changed over time. If <90% represent interval of interest, then data not used.
Sample Prep/Analysis	On site, ASTM accredited and independent contracted lab - consistent with industry standards.	Increased uncertainty for older cores where sample preparation and testing procedures are not recorded.
Quality Assurance/Quality Control	Sample prep and analysis procedures follow ASTM and meet current industry standards. Laboratory is NATA certified. Quality is retested to confirm anything that looks abnormal.
Data Verification	Thickness and depths within Drillers logs have been checked and corrected against Geophysical logs (where available) for accuracy. Quality results have been reviewed, and sample photos reviewed where available	Some missing analysis reports for historical data that are captured in spreadsheets, however mostly in previously mined out areas
Database	Geological, analytical, and location data in the model verified to the QP's satisfaction. Unverified or questionable data inactivated and not used.	Some sample duplication identified in database. Samples reviewed before inclusion to model
Geologic Modeling	Model is reconciled to previous model upon updates (usually annually)	Some boreholes verticality survey not included. This can have cause inaccuracies in seam structure RL as depth of cover increases
Density	Bore/Core sample density and inherent moisture tested extensively across sites.
Quantitative analysis (Drill hole Spacing Analysis)	Single domain analyzed. Only core holes with Geophysical logs included in DHSA. Drill hole radii: GM seam <425M & GLB2 seam <350m	Historic bore holes without geophysical logs were excluded from Drill hole spacing analysis. Drill hole radii: GM seam 425-775m & GLB2 seam 350-650m	Drill hole radii: GM seam: 775-1710m & GLB2 seam: 650-1570m
Cut Off Criteria (Cut-off grade and metallurgic recovery)	The cutoff grade is not relevant for this deposit.
Mining Methods	Mature longwall mining technology used at operation historically
Costs	Long operating history with documented costs
Prices	Well established market and demand for high grade metallurgical product

TECHNICAL REPORT SUMMARY CENTURION MINE

598 000 mE
600 000 mE
602 000 mE
604 000 mE
7 610 000 mN
7 608 000 mN
7 606 000 mN
7 604 000 mN
7 602 000 mN
7 600 000 mN
ML 6949
GM point of observation
GM South Panels (Reserve)
GM Workings completed or abandoned
Cadastral boundaries
Measured
Indicated
Inferred
ML6949 - Centurion Coal Mine

Note: While all reasonable care has been taken to ensure the information contained on this map is up to date and accurate, no warranty is given that the information contained on this map is free from error or omission. Any reliance placed on such information shall be at the sole risk of the user. Please verify the accuracy of all information prior to using it.

Peabody | CENTURION

PEABODY ENERGY AUSTRALIA

Resource Polygons - GM Seam
Centurion Coal Mine - ML6949

© COPYRIGHT 2024 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose, other than which it was supplied without the prior consent of Peabody Enery Australia.

File Location: L:\Geology\6 NGE\5. Projects\7. 2023\SEC Report Maps

Datum: AGD84z55

Issued: 23/1/2024

Drawn: ss

Figure 11-1. Resource Classification - GM

TECHNICAL REPORT SUMMARY CENTURION MINE

598,000 mE
600,000 mE
602,000 mE
604,000 mE
7,610,000 mN
7,608,000 mN
7,606,000 mN
7,604,000 mN
7,602,000 mN
7,600,000 mN
ML 6949
GLB2 structure POB
GLB2 CQ POB
GLB2 Resource
GLB2 South Panels (Reserve)
Cadastral boundaries
Measured
Indicated
Inferred
ML6949 - Centurion Coal Mine

Note: While all reasonable care has been taken to ensure the information contained on this map is up to date and accurate, no warranty is given that the information contained on this map is free from error or omission. Any reliance placed on such information shall be at the sole risk of the user. Please verify the accuracy of all information prior to using it.

PEABODY ENERGY AUSTRALIA

Resource Classification - GLB2 Seam
Centurion Coal Mine - ML6949

© COPYRIGHT 2024 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose , other than which it was supplied without the prior consent of Peabody Enery Australia.

File Location: L:\Geology\6 NGE\5. Projects\7. 2023\SEC Report Maps

Datum: AGD84z56

Issued: 23/1/2024

Drawn: ss

Figure 11-2. Resource Classification – GLB2

TECHNICAL REPORT SUMMARY CENTURION MINE
11.4.    Coal Resource Estimates
Resources have been classified (Table 11-4) and reported in accordance with the Regulation S-K (Subpart 1300). Resources are classified into “Measured”, “Indicated” and “Inferred” categories based on the distribution of borehole intersections and coal quality data.
Estimation of the Coal Resources are mainly determined by geological criteria and property control boundaries along with the potential of current or future economic viability utilizing available mining technologies. The Coal Resource estimates for Centurion provided are on an insitu basis exclusive of the Coal Reserve estimates.
Centurion reports zero coal resources exclusive of the coal reserves for the Goonyella Middle seam. Available measured and indicated coal resources for the GM seam have been converted to reserves and are discussed in section 12.
Only coal resource estimates exclusive of reserves are reported for the Goonyella Lower B2 seam.
Coal resource estimates for the Goonyella Lower B2 seam are based on the following:
    Constrained to lease boundaries.
    No minimum mining thickness applied.
    No fault losses or exclusions.
    A seam quality cut-off greater than 50% raw ash (air-dried moisture basis) is excluded from resources.
    There are no yield cut-offs applied.
    No weathered coal included.

The in-situ density grid utilized to generate resource estimates was calculation based on the ACARP equation (ACARP project No. C10042) discussed in section 8.2.4 Density Determination.
The long-term coal price projection discussed in Section 19.1 has been considered in the support of the prospects of economic extraction for the coal resources in the future. Along with consideration of the previous historic operations of Centurion mine in the past.
The information of the coal resources and all supporting documents are stored and kept as a record internally. The processes are followed each year to review, update, validate and document the resource estimates.
Centurion lease contains a total resource estimate of 9.2 million tonnes, exclusive of reserves (Table 11-4).

TECHNICAL REPORT SUMMARY CENTURION MINE
11.5.    Coal Resource Statement
Coal resources in Table 11-4. are exclusive of reserves and calculated on an in-situ basis for the Goonyella Lower B2 seam.
Table 11-4. Coal Resources

SEAM	Resource Classification	Million Tonnes (metric)	% Raw Ash (a.d.)	% Vols (a.d.)	% TS (a.d.)	% Phos (a.d.)	% IM (a.d.)	CSN	% FC (a.d.)	Insitu RD	RD (a.d.)
GLB2	Measured	0.1	15.8	20.3	0.48	0.008	1.41	7	62.5	1.38	1.41
	Indicated	1.8	14.8	20.6	0.51	0.009	1.37	8	63.3	1.37	1.40
	Inferred	7.3	13.6	20.7	0.54	0.011	1.18	7	64.6	1.34	1.37
	Grand Total	9.2	13.9	20.6	0.53	0.011	1.22	7	64.3	1.35	1.38
	Sub Total Measured & Indicated	1.9	14.8	20.5	0.51	0.009	1.38	8	63.3	1.37	1.40

11.6.    Comments from Qualified Person(s)
Centurion has adequate exploration data to determine coal resources. Future routine exploration and resource estimation work will be undertaken to continue supporting the current operation and any future development. This will include drilling for structure, coal thickness, and quality information, along with fault line delineation. DHSA should be routinely reviewed on the addition of more exploration data, or changes to mining methods. Therefore, it is the opinion of the QP that there are no current geologic or technical factors that are likely to influence the prospect of economic extraction.

TECHNICAL REPORT SUMMARY CENTURION MINE
12.    COAL RESERVE ESTIMATES
12.1.    Introduction
The Life of Mine (LOM) Plan is the key process to support reserve reporting. The mine plan uses the longwall mining method with projected layouts for longwall panels and development for mains and gate roads. The mining methods historically adopted by Centurion, and the projected economic results demonstrated that the coal in the mine plan is economically mineable based on current market assumptions. The details regarding the marketing and pricing assumptions are included in sections 16 and 19. The mine plan, which supports the coal reserves, is inside of the boundary where Peabody has control of the coal leases. The Centurion mine is an existing operation with all required permits, approvals, and infrastructure to carry out ongoing production. The key assumptions in the mine plan and economic analysis are supported by the past performance. Unless specified otherwise, the quantity for coal reserves is reported as the saleable product, and the coal qualities are on a dry basis.
12.2.    Coal Reserve Estimates
12.2.1.    Reserve Classification
The geologic model described in section 11.2 is used for the LOM plan. All coal within the LOM plan area is considered either Measured or Indicated resources as discussed in Section 11. The Measured resources are reported as the Proven reserves and the Indicated resources as Probable reserves. There are no other modifying factors that are significant enough to prompt excluding reserve tonnage from the LOM plan or downgrade the reserve classification from proven to probable classification.
12.2.2.    Mining Loss and Dilution
The LOM area is laid out with detailed pillar design and barriers between the longwall recovery and mains. The coal pillars and barriers are excluded from reserves. The longwall equipment for the GM Seam is limited to cut the coal seam between 3.2m to 4.5m thick, however the desired cut height has assumed to be 4.3m to ensure face stability and safety of the operators. The longwall equipment will not be able to cut the full seam height as the GM Seam typically ranges between 6.5m to 8.0m in thickness. Shown in Figure 12-1. below. Even though some of the top coal will fall into the face conveyor, the assumption is that the portion of the seam exceeding 4.3m thick will be lost during the mining process. The mining height of 3.6m is assumed for the development unit, which is designed to maintain a certain geometry for ventilation control and accessibility of longwall equipment. The mine plan also assumes that 0.5m of coal is left in the floor for development to ensure favorable floor conditions as a claystone material is located below the GM Seam. Therefore, no out of seam dilution has been included as Run-of-Mine (ROM) coal for development. The Longwall will cut to the floor of the GM Seam and ramp up into the development roadways. Based on this, 0.05m of floor dilution and 0.05m of coal loss has been assumed for the Longwall to account for cutting to the floor and ramping up into the gate roads.

TECHNICAL REPORT SUMMARY CENTURION MINE

9303mN
9303mN
8001mE
14002mE
Legend
6.00 - 6.50
6.50 - 7.00
7.00 - 7.50
7.50 - 8.00
8.00 - 8.50
8001mE
14002mE
298mN
298mN

500
1500
2500
0
1000
2000
meters

Peabody Energy Australia Coal Pty Ltd

Centurion Underground Mine

Goonyella Middle Seam
Insitu Seam Thickness (m)

DATE:	2-Jan-2024	SCALE: To Fit Page
DRAWN:	D. Wichlacz	DRAWING NO.
CHECKED:		
DATA:

Figure 12-1. Insitu Seam Thickness (m) - GM Seam
The GLB2 Seam ranges between 2.1m to 3.5m in thickness displayed in Figure 12-2. with the Longwall being designed to operate within this range. Development roadways have been designed to have a cut height of 3.4m for ventilation purposes. Where the seam is less than 3.4m, roof material will need to be cut to meet the height requirements. Similar to the GM Seam, the mine plan also assumes that 0.3m of coal is left in the floor for development to ensure favorable floor conditions.

TECHNICAL REPORT SUMMARY CENTURION MINE

9301mN
9301mN
7997mE
13999mE
Legend
1.50 - 2.00
2.00 - 2.50
2.50 - 3.00
3.00 - 3.50
7997mE
13999mE
302mN
302mN
500
1500
2500
0
1000
2000
meters

Peabody Energy Australia Coal Pty Ltd	
Centurion Underground Mine	
Goonyella Lower Seam (GLB2) Insitu Seam Thickness (m)	
DATE: 8-Jan-2024	SCALE: To Fit Page
DRAWN: D. Wichlacz	DRAWING NO.
CHECKED:	
DATA:	xpac

Figure 12-2. Insitu Seam Thickness (m) - GLB2 Seam
The coal density for the GM seam is modeled from the lab test as discussed in Section 8.2.4 which results in a combined average density of 1.37 tonnes per cubic metre. The mine plan assumes 2.33t/m3 and 2.35t/m3 respectively for roof and floor rock density. The GLB2 seam results in a combined average density of 1.36 tonnes per cubic metre for insitu coal, and the mine plan assumes 2.45t/m3 and 2.49t/m3 respectively for roof and floor rock density.
12.2.3.    Coal Product Quality
Once the coal is fed to the CHPP, the different circuits in the plant separate the product coal from high ash reject material. The wash head ash from the Bore/Core data (without dilution) is very low, which will deliver very high yields. When washed through the CHPP the product ash for both the GM cut and GLB2 seams is also very low. This facilitates maximum density washing (1.55SG) through the DMC circuit. Table 12-1. below

TECHNICAL REPORT SUMMARY CENTURION MINE
summarizes the dilution free head ash and the simulated yield and product ash when operating the DMC circuit at maximum density.
Table 12-1. Simulated Yield and Product Ash
These results are based on the unified Bore/Core database on an in-situ coal basis only. All out of seam dilution is assumed to be disposed as reject during the washing processes. The assumed maximum density for the DMC circuit should be challenged when operational. There is potential to operate at higher DMC cut-points, which may increase the yields with a minor increase in product ash.
Table 12-2. below summarizes the impact of coal loss, dilution and product moisture assumptions, which are applied in the mine plan.
Table 12-2. Mine Plan Assumptions

Seam	GM Cut	GLB2
ROM Ash % ad	14.8%	13.3%
Wet Yield %	83.9%	80.1%

12.2.4.    Reporting
The assumptions for reserve estimates are verified periodically against actual production. Underground ROM production is measured by the belt scale installed on the drift belt. The clean coal product tonnes and plant yield are monitored and measured by the belt scales at the CHPP. The product coal quality is sample tested using external lab consultants. Additional reconciliation processes include underground channel sampling, coal section surveys, and stockpile surveys.
The information of the coal reserves and all supporting documents are stored and kept as a record internally. The processes are followed every year to review, update, validate and document the reserve estimates.
12.3.    Coal Reserves Statement
The LOM plan in section 13.3 is scheduled to resume mining in the first half of 2024. Coal reserves will not be extracted at Centurion until this point in time. Table 12-3. includes coal reserve estimates and key coal quality parameters with an effective date of December 31, 2023.
The total ROM coal quantity and plant yield for the GM Seam are 21.8 million tonnes and 83.9% respectively, which result in 18.3 million tonnes of coal product including 18.2 million tonnes of proven reserves and 0.1 million tonnes of probable reserves.

TECHNICAL REPORT SUMMARY CENTURION MINE
Table 12-3. GM Seam Coal Reserves Statement

Reserve	Quantity ROM (tonnes in millions)	Quantity Product (tonnes in millions)	Insitu Density (tonnes per cubic metre)	Saleable Product on Dry Basis
				Ash (%)	Sulfur (%)	Volatile Matter (%)
Proven Reserve	21.7	18.2	1.37	7.3	0.48	21.8
Probable Reserve	0.1	0.1	1.37	7.2	0.48	21.6

Reserve	Quantity ROM (tonnes in millions)	Quantity Product (tonnes in millions)	Insitu Density (tonnes per cubic metre)	Saleable Product on Dry Basis
				Ash (%)	Sulfur (%)	Volatile Matter (%)
Total	21.8	18.3	1.37	7.3	0.48	21.8

Legend
Probable
Proven
9304mN
9304mN
8002mE
13999mE
8002mE
13999mE
299mN
299mN

Peabody Energy Australia Coal Pty Ltd

Centurion Underground Mine

Goonyella Middle Seam (GM)
Coal Reserves Classification

DATE: 10-Jan-2024	SCALE: To Fit Page
DRAWN: D. Wichlacz	DRAWING NO.
CHECKED:	
DATA:	

500
1500
2500
0
1000
2000
meters

Figure 12-3. Reserve Classification – GM Seam

TECHNICAL REPORT SUMMARY CENTURION MINE
The total ROM coal quantity and plant yield for the GLB2 Seam shown in Table 12-4. are 54.8 million tonnes and 81.0% respectively, which result in 44.4 million tonnes of coal product including 23.7 million tonnes of proven reserves and 20.7 million tonnes of probable reserves.
Table 12-4. GLB2 Seam Coal Reserves Statement

Reserve	Quantity (tonnes in millions)	Quantity Product (tonnes in millions)	Insitu Density (tonnes per cubic metre)	Saleable Product on Dry Basis
				Ash (%)	Sulfur (%)	Volatile Matter (%)
Proven Reserve	29.4	23.7	1.36	7.5	0.52	20.2
Probable Reserve	25.4	20.7	1.36	7.5	0.51	21.1

Reserve	Quantity (tonnes in millions)	Quantity Product (tonnes in millions)	Insitu Density (tonnes per cubic metre)	Saleable Product on Dry Basis
				Ash (%)	Sulfur (%)	Volatile Matter (%)
Total	54.8	44.4	1.36	7.5	0.52	20.6

TECHNICAL REPORT SUMMARY CENTURION MINE

9302mN
9302mN
8001mE
14004mE
Legend
Probable
Proven
8001mE
14004mE
302mN
302mN
500
1500
2500
0
1000
2000
meters

Peabody Energy Australia Coal Pty Ltd	
Centurion Underground Mine	
Goonyella Lower Seam (GLB2) Coal Reserves Classification	
DATE: 10-Jan-2024	SCALE: To Fit Page
DRAWN: D. Wichlacz	DRAWING NO.
CHECKED:	
DATA:

Figure 12-4. Reserve Classification – GLB2 Seam

12.4.    Comments from Qualified Person(s)
The geological features around the reserve area are adequately defined, and other factors which could materially affect the reserve have all been addressed. The recent operational history in the nearby panels further demonstrates that the reserve is economically mineable. The coal reserve estimate could be affected by the data accuracy, uncertainty from geological interpretation and mine planning assumptions. Those factors normally don’t pose material risks for the overall reserve estimates. However, other external risks, including unexpected geologic hazards, infrastructure or facility failures caused by natural disasters, changes in laws and regulations, and seaborne coal demand and supply, are not controllable by the company and could severely affect the mine-ability of the reserve.

TECHNICAL REPORT SUMMARY CENTURION MINE
13.    MINING METHODS
13.1.    Introduction
The mining method best suited for this underground mine is the longwall mining method which has a relatively high recovery rate. The mains and gate roads are required to be developed with the continuous miner prior to the longwall mining. Since the beginning of production at Centurion, this method appears to be relatively safer and more efficient compared to other available methods. Both the GM and GLB2 seams are economic when extracted. For this underground operation, the key consideration includes roof control, subsidence, ventilation, dewatering, mine planning and production schedules, etc.
13.2.    Mine Design
13.2.1.    Geotechnical Considerations
A design and sign off process by competent geotechnical engineers and the statutory Mining Engineering Manager for the strata control plan is in place at Centurion. These plans are designed to address potential geotechnical issues encountered under current geological and mining conditions, such as mining depth, mining height, and entry widths, etc. The depth in the LOM plan area shown in Figure 13-1. for the GM Seam ranges from 210 to 360m and 160 to 540m for the GLB2 Seam. The typical roof controls are mainly described here for the development section (i.e., mains and gate roads) and the longwall mining system.

Legend
200.00 - 220.00
220.00 - 240.00
240.00 - 260.00
260.00 - 280.00
280.00 - 300.00
300.00 - 320.00
320.00 - 340.00
340.00 - 360.00
9301mN
9301mN
8002mE
14001mE
8002mE
14001mE
298mN
298mN

500
1500
2500
0
1000
2000
meters

Peabody Energy Australia Coal Pty Ltd

Centurion Underground Mine

Goonyella Middle Seam
Depth of Cover (m)

DATE: 19-Jan-2024	SCALE: To Fit Page
DRAWN: D. Wichlacz	DRAWING NO.
CHECKED:	
DATA:	xpac

Figure 13-1. Depth of Cover – GM Seam

TECHNICAL REPORT SUMMARY CENTURION MINE
For mains development with a five to seven entry system, the typical pillar sizes are 80 metres by 42 metres (center-to-center). The typical entry and crosscut width are 5.4 metres.
The typical longwall gate roads developed by the continuous miner sections consist of two entries with widths typically 40 to 52 metres (center-to-center) for the GM Seam and 32 to 66 metres for the GLB2 Seam. Crosscut centers are typically 133 metres. The typical entries and crosscuts are 5.4 metres wide. The entries may be mined up to 8.5 metres wide with the installation of additional permanent supports. Figures 13-2. and 13-3. illustrate the dimensions for a typical gate road and mains development.

Figure 13-2. Typical Gate Road Development

TECHNICAL REPORT SUMMARY CENTURION MINE

Figure 13-3. Typical Mains Development

The roof control plan approved by competent geotechnical engineers and the statutory Mining Engineering Manager includes the use of primary supports during mains and gate road development, as well as secondary supports at the longwall tailgate. The operation typically uses 6 x 2.1m full resin-grouted bolts per metre advance with roof mesh for the primary roof support. The minimum rib support requirements for development are:
    Less than ~300m DOC – 2 x 1.2m rib bolts/1.0m/side, plus rib mesh modules
    ~300-400m DOC - 3 x 1.2m rib bolts/1.0m/side, plus rib mesh modules
Development intersections are supported using roof bolts with 2 x additional long tendons every 2 metres. Other supplemental roof support materials are used as needed, such as timers, pumpable cribs, prop-setter, etc.
Longwall panels are typically 305 metres wide and of various lengths based on panel geometries constrained by faults or coal thickness. Secondary roof support will be required ahead of longwall retreat. Typical Maingate Belt and Travel Roads will require 8m long, pre-tensioned and post grouted tendons at a density of two tendons every two metres. Belt Road intersections require tendons installed at a density of three tendons every 2m. This support is dependent on longwall retreat and horizontal stress direction and may need to be

TECHNICAL REPORT SUMMARY CENTURION MINE
increased in some instances. Belt Road intersections will also require the installation of five sets of standing support across the entrance to cut-throughs. Additional rib support will also be required ahead of longwall retreat. The Longwall Tailgate will require standing support installed at 4-5m intervals. The relevant roof control plan provides measures for normal mining encountered in the longwall area.
The other specific roof controls are considered for start-up entries, face recovery, shield recovery, bleeder support, etc. As mining depths increase down-dip then support requirements may change accordingly. This should form part of ongoing mine support review and design. Structured areas should be individually assessed and will likely require potentially elevated levels of secondary support and strata pre-consolidation.
13.2.2.    Subsidence Considerations
Centurion Mine has conducted numerous and extensive subsidence surveys over many of the longwall panels. Historic studies provide detailed information and data collected from surface subsidence surveys conducted at the mine. Major subsidence characteristics, including the maximum surface subsidence factor and angle of draw of subsidence, have been discussed based on analysis of measured surface subsidence data. As summarized below, several major subsidence features at Centurion Mine have been characterized, and they are consistent with this specific geological and mining condition.
The maximum surface subsidence occurs in the area near the middle of each longwall panel. Maximum subsidence for the GM Seam is predicted to be consistent at 3.2 metres based on a constant mining height and the width of the longwall panel. The subsidence contours for the GM Seam are presented in Figure 13-4.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 13-4. GM Seam Subsidence Prediction Contours

The angle of draw associated with subsidence is defined as the angle formed between the vertical projection of a line at the panel edge, and a second line that connects from the panel edge to the point of the last measurable surface deformation. The angle of draw from both the surveyed subsidence data and the modelled data is presented in Figure 13-5. A conservative upper bound of 28 degrees was used for the angle of draw. This is a slight increase on the theoretical 26.5 degrees of half depth.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 13-5. Angle of Draw Data

Since subsidence will occur in the areas that will not impact structures, environmental features, or culturally significant sites. The environmental approval with a Subsidence Management Strategy, including the planned subsidence and preventive measures, has been granted for the Centurion mine.
Maintenance requirements are determined through two primary methods:
•    Subsidence monitoring; and
•    Field surveying.
Field surveying consists of opportunistic observation and systematic surveying. Opportunistic observation occurs through communication with personnel working around the subsidence panels, such as exploration crews, drilling contractors and surveying personnel. Surface cracking through subsidence is noted and communicated to the Environmental Officer. Surface cracking noted through ongoing works are remediated by ripping the affected area on an ‘as required’ basis. The GM Seam subsidence predictions superimposed onto the topography are presented in Figure 13-6.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 13-6. GM Seam Subsidence on Topographic Surface
The maximum incremental subsidence for the GLB2 Seam generally ranges from 1.7m to 3.3m depending on single or multi-seam extraction, seam thickness and overburden depth. The incremental subsidence predictions for the GLB2 seam are displayed in Figure 13-7.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 13-7. GLB2 Seam Subsidence Prediction Contours

The cumulative subsidence in the areas of multi-seam extraction has maximum subsidence generally ranging from 4m to 8m, where the greatest has LTCC that previously took place in the GM Seam and increased seam thickness in the GLB2. The Cumulative subsidence predictions for both seams are displayed in Figure 13-8.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 13-8. GM and GLB2 Seam Cumulative Subsidence Prediction Contours

13.2.3.    Ventilation Considerations
Methane is the main hazardous gas released during the mining process. The mine ventilates the underground mine works by utilizing fans installed on the surface in an exhaust system. The main ventilation facilities are listed in Table 13-1. Other underground ventilation controls used include stoppings, seals, tubes, curtains, regulators, auxiliary fans, etc. The operation follows the approved ventilation plan by the statutory Ventilation Officer and Mine Manager to control hazardous gas and dust according to Queensland Coal Mining Regulations. The approved plan defines the minimum required air quantity for different mining sections and processes, minimum air velocities on the longwall face, location, and frequency of methane tests, etc. The monitoring and tracking system, air courses and escape ways are updated routinely on the mine map. The air survey and ventilation model are used to assess any ventilation and mine plan changes.

TECHNICAL REPORT SUMMARY CENTURION MINE
The current ventilation infrastructure in place to support the mining of the GM seam is outlined in Table 13-1. below. In addition to this, small diameter back return shafts and fans will be required in the perimeter roadway of the longwall panes to assist with the management of methane gas and the goaf fringe.
Table 13-1. Ventilation Facilities

Ventilation Facilities	Cross Sectional Area	Elevation (meters)		Depth
	(m2)	Surface	Bottom	(meters)
Centurion Portal 1:7 Men & Materials Drift	23.0	286	182	104
Centurion Portal 1:4 Conveyor Drift	23.0	284	183	101
H9 Shaft (6.0m Diameter)	28.3	301	161	140
H40 Shaft (5.3m Diameter)	22.1	292	42	250

The GLB2 Seam will be ventilated via inter-seam drifts and staple shafts connecting the GLB2 seam workings to the existing GM Seam workings and ventilation infrastructure. Similar to the GM seam, small diameter back return shafts will be required in the perimeter roadway of the longwall panes in the GLB2 Seam, connecting the workings to surface fans.
13.2.4.    Hydrological Considerations
The underground mine water is staged through a series of electric and air pumps to a pit bottom location where 2x100L/sec Truflo Pumps deliver to surface. There are 2 surface water storage dams in series to allow for desilting. Water is reused from these dams in the CHPP.
As mining operations progress down dip, water behind seals is designed to be released through water traps so there is no accumulation of water in sealed areas of the mine up dip from operations. The Southern longwall panels are at a higher elevation than the Northern longwall panels that have been exhausted, hence there is no risk on inundation from goaf water storage. Water levels at the bottom of the Northern longwall panels is regularly monitored and acts as a reserve storage area. Boreholes are in place to allow for pumping as required from electric pumps based on the surface.
13.3.    Mine Plan
Centurion Mine uses the underground longwall mining method which requires certain geometry and size for economic extraction. The LOM plan for the GM Seam is limited by existing workings to the North and West and lease boundary to the South and East. The GM Seam mine plan has a mine life of seven years (i.e., 2024 to 2030) with a projection of 22 million tonnes of ROM production and 18 million tonnes of saleable product. The first two years of production are solely development and hence have a lower production output. The average annual production once the longwall has commenced operation is 4.2 million tonnes of ROM coal, and 3.5 million tonnes of saleable product with an average yield of 83%.

TECHNICAL REPORT SUMMARY CENTURION MINE
The interburden between the GM and GLB2 seam is approximately 60m thick. The GLB2 Seam mine plan mirrors the GM mine layout however is slightly offset for geotechnical purposes. The GLB2 Seam mine plan has a mine life of eighteen years (i.e., 2026 to 2043) with a projection of 55 million tonnes of ROM production and 45 million tonnes of saleable product. Prior to the commencement of production, two interseam drifts will be constructed from the GM seam to the GLB2 seam using roadheaders and will take approximately one year to complete. The average annual production once the longwall has commenced operation is 4.1 million tonnes of ROM coal, and 3.4 million tonnes of saleable product with an average yield of 81%.
13.3.1.    Mining Process
The typical longwall panel is 300m wide equipped with a shearer, hydraulic shields, armored face conveyor, stage loader, crusher, etc. The shearer cuts a 0.9m thick web along the 300m longwall face for every pass it makes. The cutting height is constrained by equipment size and ranges from 3.2m - 4.5m. The mining process generates some dilution from cutting of the floor rock. The ROM coal, including coal and dilution, is crushed, and conveyed to the washing plant for processing. Most of the dilution is separated in the washing plant from coal and then disposed of as refuse. More discussions for the dilution and recovery are included in sections 12.2.2. and 12.2.3.
Continuous miners are used to cut the entries for mains and gate roads. The coal is transported by shuttle cars to the feeder breaker which reduces mined coal to a consistent, easily handled size for conveyance. The Continuous miner cuts and bolts simultaneously with the newly exposed roof being supported according to the approved roof control plan. The Centurion mine is scheduled to employ three continuous miner systems for the current LOM plan.
13.3.2.    Production Schedule
Centurion Mine has two designated districts, the Northern Panels, and the Southern Panels. In the GM Seam the Northern panels (LW01N - LW09N) have been extracted along with five panels to the south (LW01S – LW05S). Five longwall panels to the south (LW06S - LW10S) remain to be extracted with panels with lengths ranging from 2,910 metres to 1,100 metres. The GLB2 Seam includes eleven longwall panels to the North and five longwalls to the South with lengths ranging from 3,610 metres to 720 metres.
Centurion has one set of Caterpillar longwall mining equipment which is currently being stored on the surface at the mine site. Following the development of LW06S in the GM Seam, the longwall will be transported underground via the men & materials drift and installed to commence production. Longwall production is scheduled to commence in 2026. The first longwall consists of two parts with a step-around due to a geological fault. At this point in time, it has been assumed that that longwall will not be able to mine through the fault and therefore a longwall relocation will need to occur around the fault. The detailed mining sequence is illustrated in Figure 13-9.
Centurion will operate seven days per week excluding certain holidays. Each operating day is scheduled with two shifts that are twelve hours per shift. Two shifts per week will be utilized for maintenance and setup. The total retreat rate from the GM Seam and GLB2 Seam longwalls is assumed to be an average of 9 metres per day and 11 metres per day respectively. The difference in daily longwall retreat rates is based on the varying

TECHNICAL REPORT SUMMARY CENTURION MINE
cut heights of the two seams. Longwall moves between panels is schedule to take 52 days for the GM Seam and 36 days for the GLB2 Seam.
Continuous miners will typically operate two, twelve-hour production shifts per day, with maintenance occurring on two shifts per week. The continuous miners are assumed to advance 19 metres per day in gate road development and 13 metres per day in mains development. Each continuous miner unit is projected to be idled for 7 calendar days to relocate to a new section. The current LOM plan for the GM Seam assumes three continuous miner units to develop gate roads and mains from 2024 to 2026. After 2026, two development units are scheduled up until 2028 where only one development unit is required for the remaining LOM plan.
The production projection from 2024 to 2030 in this LOM plan is included in Table 13-2. The supporting annual progress stage plan is also shown in Figure 13-9. below.
Table 13-2. GM Seam LOM Plan Production Schedule

Production in thousands	2024	2025	2026	2027	2028	2029	2030	Total
ROM Tonnes	212	469	4,001	3,791	4,821	4,793	3,732	21,820
Yield	84%	84%	85%	84%	84%	84%	83%	84%
Product Tonnes	178	396	3,394	3,189	4,037	4,008	3,096	18,299

TECHNICAL REPORT SUMMARY CENTURION MINE

LEGEND
2024
2025
2026
2027
2028
2029
2030

Peabody

CENTURION MINE

GM SEAM MINE PLAN

Figure 13-9. GM Seam LOM Mining Sequence
The current LOM plan for the GLB2 Seam assumes that the two inter-seam drifts from the GM Seam down to the GLB2 Seam commences in 2026 and takes approximately one year to complete. Two continuous miner units then commence development of the main headings in 2027. A third continuous miner joins the fleet to develop gate roads and mains from 2028 to 2029. After 2029, two development units are scheduled up until 2033 where the third continuous miner comes back online to assist with developing the southern panels. Two to three continuous miners are required for the remaining LOM plan based on development intensity.
The production projection from 2026 to 2043 in this LOM plan is included in Table 13-3. The supporting annual progress stage plan is also shown in Figure 13-10. below.

TECHNICAL REPORT SUMMARY CENTURION MINE
Table 13-3. GLB2 Seam LOM Plan Production Schedule

Production in thousands	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
ROM Tonnes	4	232	395	232	420	3,981	4,573	4,463	3,644	3,916
Yield	40%	39%	52%	59%	75%	81%	82%	82%	81%	82%
Product Tonnes	2	91	206	137	313	3,212	3,745	3,640	2,951	3,209

Production in thousands	2036	2037	2038	2039	2040	2041	2042	2043	Total
ROM Tonnes	4,403	4,256	4,727	3,905	4,509	4,198	3,471	3,437	54,766
Yield	82%	82%	79%	81%	81%	83%	84%	84%	81%
Product Tonnes	3,606	3,474	3,752	3,177	3,655	3,478	2,899	2,872	44,420

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 13-10. GLB2 Seam LOM Mining Sequence

13.4.    Mining Equipment and Personnel
The Centurion South mine plan estimates 117 hourly and 69 salaried personnel for 2024. Total LOM plan staffing is projected to average 166 hourly and 105 salaried personnel from 2026 to 2030. For GLB2 the mine plan estimates 132 hourly and 66 salaried personnel initially for 2026. Total LOM plan staffing is projected to average 194 hourly and 126 salaried personnel from 2030 to 2043.
The type of mining equipment utilized is suitable for the geologic and mining conditions experienced and expected at Centurion, based on a long history of successful operation. The major mining equipment required for this mine plan is listed in Table 13-4. The listed equipment along with other supporting equipment is all

TECHNICAL REPORT SUMMARY CENTURION MINE
currently at the mine. The equipment is required to be routinely maintained, overhauled, or replaced based on the operating conditions.
Table 13-4. Major Mining Equipment

Type	Manufacturer/Model	Equipment Description	# of Units
Development	Komatsu 12CM30	Continuous Miner	3
	Komatsu BF-14	Feeder Breaker	2
	Komatsu 10SC32	Shuttle Car	4
	Sandvik LS190	Loader	5
	Torque Titan	Loader	5
	AME Mine Cruisers MK8	Personnel Transporter	10
	AMP Control	Power Center	2
	Howdens 24m3	Ancillary Fan	4
Longwall	CAT EL3000	Shearer	1
	CAT 2m 1501t	Shields	153
	Cat PF6 1242mm	AFC	1
	Cat BSL	Stageloader & Crusher	1
	Kamat	Hydraulic System	1
	AMP Control	Power Center	1

TECHNICAL REPORT SUMMARY CENTURION MINE
14.    PROCESSING AND RECOVERY METHODS
14.1.    Introduction
The ROM coal at Centurion needs to be washed prior to shipping to customers to reduce the ash and enhance the coking coal properties. The coal handling and processing plant at Centurion was constructed in 1994 and has been used to process the ROM coal to meet customers' quality requirements.
14.2.    Process Selection and Design
The Centurion Coal Handling and Preparation Plant CHPP was commissioned in June 1993 to produce coking coal from the Goonyella Middle Seam for export. The original plant design throughput was 560tph and following the introduction of open cut mining of 2003, plant modifications were made to improve plant throughput, reliability, efficiency, and product quality control. These modifications improved throughput tonnage to a nominal 700tph.
14.3.    Coal Handling and Processing Plant
ROM coal is conveyed via the Drift conveyor onto the Raw Coal Stacking conveyor (skyline conveyor) The material is conveyed via the skyline conveyor onto the raw coal stockpile. A magnet is positioned at the head end of the Drift conveyor to remove tramp scrap steel material such as miner picks and roof bolts, and prevents it being discharged onto the Raw Coal Stockpile which has a capacity of 350,000t.
ROM coal is reclaimed by self-feeding during times of high stockpile height and with bulldozer assistance as the stockpile height decreases. The amount of material reclaimed from the stockpile is controlled to enable the continuous operation of the CHPP. All material transported on the Raw Coal Reclaim conveyor passes over a weightometer.
The material reclaimed from the ROM passes over the raw coal scalping screen to remove any -50mm material from entering the rotary breaker. The -50mm material is conveyed to the CHPP feed surge bin. By scalping the feed before the rotary breaker less fine coal is generated. The +50mm material is discharged from the raw coal scalping screen and enters the rotary breaker.
The rotary breaker crushes the +50mm material by lifting it and dropping it onto breaker plates. Material smashed to less than 50mm falls through holes contained in the breaker barrel and discharges to the breaker product conveyor with the -50mm material from the raw coal scalping screens. Material greater than 50 mm repeats the same procedure several times. Any material that has not broken into minus 50 mm material after 6 rotations is discharged from the breaker onto the breaker reject stockpile for removal by front end loader. The rotary breaker relies on the fact that coal is more brittle and breaks easier than rock, thus rejecting some of the rock in the ROM material.
The CHPP consists of two identical modules fed from a common feed conveyor with a total ROM capacity of 700tph. The following description outlines a single module. The deslime screens are used to separate the CHPP feed into two size fractions. The coarse material (plus 1.0wwmm) which is fed to the DMC. The fine material (minus 1.0wwmm) is fed to the deslime cyclones which separate the fines into two fractions. The midsize material (minus 1.0wwmm plus 0.125mm) is fed to spiral circuits and the undersize material (minus 0.125mm) is fed to the flotation circuit.

TECHNICAL REPORT SUMMARY CENTURION MINE
Product material is collected on the product conveyor and transported to the top of the product stacking conveyor transfer tower. The product conveyor discharge chute is fitted with a sampling device to obtain samples of plant product for monitoring product quality. The material is then conveyed to the tripper where it is divided into two streams by the tripper head chute and falls onto the product coal stockpile which has a capacity of 400,000t.
Product coal is reclaimed by self-feeding during times of high stockpile height and with bulldozers as the stockpile height decreases. Product reclaim recovery is achieved by means of six stockpile activators and coal valves. The coal valves open to allow a free flow of material at the nominated feed rate (max 4500tph) onto the product coal reclaim conveyor. All material transported on the product coal reclaim conveyor passes over a weightometer.
Product coal reclaimed from the product stockpile is conveyed to the 1,000 tonne train loadout bin.
The rejects from all process circuits are collected and pumped to a rejects disposal area where the water is allowed to drain and return to the plant for reuse. When quality allows, spiral rejects can report to product via bypasses in the plant process. The detailed flow sheet, including equipment characteristics and specifications, for the coal processing plant, is shown in Figure 14-1. The general layout of the coal handling and processing plant and related infrastructures are shown in Figure 14-2.

TECHNICAL REPORT SUMMARY CENTURION MINE

NOTES

Peabody ENERGY

This drawing is confidential and is the property of NORTH GOONYELLA COAL MINES LIMITED (A.C.N. 010 912 526). It must not be disclosed to a third party, copied or lend without the written concent of NGCM LTD.

DRAWING No.	REFERENCE DRAWINGS	REV	BY	DATE	DESCRIPTION	APPD	REV	BY	DATE	DESCRIPTION	APPD
							4			UPGRADE FOR NGC FLOTATION UPGRADE	

NORTH GOONYELLA PROJECT

FLOTATION UPGRADE 2016

COAL PREPARATION PLANT
PROCESS FLOW DIAGRAM

SCALE: NTS

DRAWING NUMBER: 208-14-03-9901-105

REV: 4

Figure 14-1. Plant Flow Sheet

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 14-2. Preparation Plan
14.4.    Plant Yield
The plant yield at Centurion is highly correlated to ROM ash. The DMC circuit is normally configured to separate coal from refuse at a maximum cut-point of 1.55SG. The plant yield for the GM cut and GLB2 seams is consistently high, benefiting from maximum density washing. The undiluted yields ranged from 82% to 87% for the GM cut and 76% to 91% for the GLB2 seam. The projected ROM yield is shown in section 13.3.2. More detailed discussions are included in sections 10.3, 12.2.2, and 12.2.3.
14.5.    Energy, Water, Process Material, Personnel Requirements
The main consumables for the coal processing at Centurion are electricity for crushing, conveyance, coal processing, magnetite for heavy media circuits, and water for coal processing. The typical consumptions are 2800 tonnes of magnetite per year, and 262 megaliters of water per year based on historic records.
The coal handling and processing plant has been in care and maintenance since the underground fire event in 2018. The Centurion CHPP will process development coal on an as required basis until longwall production commences in 2026. The CHPP will then operate 12 hours per day, seven days per week. Required maintenance will be scheduled for one 12 hour shift every three weeks. A total of 26 persons consisting of staff and operators are needed to operate and maintain the processing plant at Centurion.

TECHNICAL REPORT SUMMARY CENTURION MINE
15.    INFRASTRUCTURE
Centurion has extensive surface infrastructure to support the operation and no additional new infrastructure is required for commencement of production. All infrastructure will require routine maintenance and overhauls to ensure availability.
The main infrastructure was built in 1993 and encompassed the coal handling and processing plant, drift access and conveyor haulage, ventilation shafts, coal refuse disposal areas, rail loadout, stockpiles, administration, carpark, bathhouses, workshop, warehouse, and other supporting facilities. A plan showing the layout of surface infrastructure at Centurion is displayed in Figure 15-1.
Figure 15-1. Site Infrastructure Layout

All personnel are either from nearby towns, and they drive in or out to the operations or FIFO from Brisbane, Queensland. Most of the employees reside at the Centurion Accommodation Village which is located 19km east of the Centurion Mine and has a capacity of 440 workers. Shown in Figure 15-2.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 15-2. Centurion Accommodation Village
Centurion has established all required roads for off-highway trucks and light vehicles to support daily operations. The Centurion surface facilities are all accessible by paved and/or improved gravel roads. These are capable of being traversed by personnel vehicles and trucks. The North Goonyella Mine Access Road provides access to the Centurion offices and surface infrastructure. Shown in Figure 15-3.
Figure 15-3. Centurion Surface Infrastructure

TECHNICAL REPORT SUMMARY CENTURION MINE
Product coal is loaded to train via a 1,000t Train Loadout Bin where it loads a train in about three hours and 20 minutes (Figures 15-4 and 15-5).  Each train consists of some 120 wagons carrying approx. 10,000mt of coal.  The loaded train then travels some 217km to the port of Hay Point where it is bottom dumped to conveyor and onto stockpile at Dalrymple Bay Coal Terminal (DBCT).  DBCT is owned by a private company which operates a process of cargo assembly where coal is stockpiled for a named vessel a few days prior to loading.  Therefore, Peabody has no dedicated stockpile capacity at the port.
Figure 15-4. Product Stockpile and Loadout Facilities

Figure 15-5. Rail Loop
Shipping of coal to customers usually takes place on an ocean-going vessel shared with other coal suppliers called co-shippers. Typically, Centurion Coking Coal shipment parcels can vary in tonnage from a parcel of two vessel holds (30,000mt to 40,000mt) up to a part capesize vessel (plus 75,000mt )

TECHNICAL REPORT SUMMARY CENTURION MINE
Rail and port contract arrangements for movement of coal from Centurion Coking Coal to the customer’s ship are managed by Peabody Energy Australia for the Goonyella rail and port system and covered under Peabody’s current long-term contracts.
The Centurion Plant will process ROM coal to produce a saleable product. Historically, two waste byproducts result from this processing, coarse refuse, and fine refuse (slurry). The rejects to tailings ratio is approximately 2:1.
The combined rejects are currently pumped into a co-disposal area (CDA) in the current operations area and consists of a series of cells as displayed in Figure 15-6.
Figure 15-6. Centurion CDA Locations

The current CDA areas have a life of three years from the commencement of longwall production which will allow the disposal of combined rejects until 2029. Studies and engineering designs have been completed to raise and expand the current CDA to the East as shown in Figure 15-7. Raising the existing footprint of the current CDA alone will extend the life by 16 years to 2045 and will have sufficient capacity for rejects disposal for the LOM plan.

TECHNICAL REPORT SUMMARY CENTURION MINE
Figure 15-7. Centurion CDA Expansion Design
All refuse storages are monitored, inspected, and certified according to safety and environmental regulations for structures on a mine site. The expansion beyond the active storages for the coarse and slurry refuse storage has been planned and scheduled to meet future production. They will be permitted and constructed through phases in time.
The main water supply for the mine and processing plant is from the mine dewatering system and the Burton Gorge Dam.
Power is supplied by Powerlink infrastructure with CS Energy acting as the service provider. The external 132KV feed is to 2 x 20MVA site transformers which feeds surface infrastructure including the CHPP, surface conveyors and main fans. Power is fed underground via 11KV feeds for redistribution to development operations, panel conveyors, pumping and future longwall. In addition, the main trunk conveyors underground have a 6.6KV direct feed from surface. Full operations at Centurion Mine will have a power demand of 15MWh, this demand means there is redundancy with the 2 x 20MVA site transformers. Peabody is exploring options to internally power the mining operations from coal seam gas to reduce external power demand.

TECHNICAL REPORT SUMMARY CENTURION MINE
16.    MARKET STUDIES AND MATERIAL CONTRACTS
16.1.    Introduction
The pricing information used to establish coal reserves has been derived from 3rd party index price forecasts combined with historic and existing sales information, to determine appropriate forward pricing on a mine-by-mine and product-by-product basis. In general, these price forecasts are based on a thorough analytical process utilizing detailed supply and demand models, global economic indicators, projected foreign exchange rates, analyses of price relationships among various commodities, competing fuels analyses, projected steel demand, analyses of supplier costs and other variables.
16.2.    Product and Market
Centurion Coking coal is a premium Hard Coking Coal (PHCC) with a mature brand name in the seaborne metallurgical marketplace and is well known in both the Atlantic and Pacific seaborne markets.  This coal attracts a premium price based on its excellent coking properties (see typical specifications table below). In fact, customers will use this coal’s price as a guide with which to measure other coking coal pricing relativity at time of price settlement.  Therefore, we can refer to this coal as a coking coal that can set the Platts Index level for the PLVHCC FOB Australia (PLVHA00) Index and trade on the globalCOAL platform for PHCC’s. This gives the owner of the brand a significant marketing benefit in the marketplace. It also means that in selling this coal brand to a particular customer they are more willing to build a purchased portfolio of other Peabody metallurgical coals that might otherwise be more difficult to achieve in the market.
Centurion Coking Coal is mined from the Goonyella Middle Seam of the Moranbah Coal measure of the Bowen Basin coalfield in Queensland and as such results in a coal with high levels of vitrinite content along with high fluidity that makes for very attractive coal plastic properties and low mineral contaminants. These properties are highly valued by the Coke Oven manager and well respected by the Blast Furnace manager for producing a strong coke with high Coke Strength after reaction that performs to high standards. Centurion Coking Coal in particular, allows the coke maker to blend lower quality, cheaper coals in higher proportions in his coke making blend because the coal is seen as an excellent carrying coal thus adding value and making this coking coal a more valuable component of his blend.
Development coal volumes will be used to re-instate Centurion Coking Coal in its prior markets in Asia and Europe over 2024 and 2025 before longwall production in 2026 will enable it to reset its market network amongst its prior established global customer base and attract new customers who value it as a prominent and globally recognized PHCC.
Current Centurion reserves point to a marketable quality for Centurion Coking displayed in Table 16-1. below.

TECHNICAL REPORT SUMMARY CENTURION MINE
Table 16-1. Centurion Coking Coal – Typical Specification (2023)

TECHNICAL REPORT SUMMARY CENTURION MINE
16.3.    Market Outlook
Peabody’s approximately 10 Mtpa of metallurgical production is almost all exported into the seaborne market. Demand for seaborne metallurgical coal is shown in Table 16-2. below and is projected to be ~ 323Mtpa in 2025, growing at ~2.5% CAGR from 2022.
Table 16-2. World Metallurgical Coal Market

Market demand is growing strongly in India and South-East Asia including Indonesia in line with their high rates of macro-economic expansion. In comparison the more mature markets for seaborne metallurgical coal such as Japan and Europe show a declining growth.
Australia is the main supplier of seaborne metallurgical to the world and the market offer covers all quality types from premium Hard (PHCC), Semi-Hard (SHCC), Semi Soft Coking Coals (SSCC) and Pulverized Coal Injection (PCI) coal.
While Australia supplies just over half of the seaborne metallurgical coal demand, it supplies over 2/3 of the premium Hard Coking Coals to the seaborne market.
Mongolian and Russian metallurgical coal is being aggressively promoted to compete in the Chinese and seaborne markets but most of these new supplies will be SSCC or SHCC and so unable to compete with Australian PHCC’s such as Centurion Coking Coal.  Mongolian coal is currently restricted in access to

TECHNICAL REPORT SUMMARY CENTURION MINE
seaborne export ports and therefore is targeted on the China market. Metallurgical coals from both these regions have different properties to tried and tested Australian coals.
It is clear the supplies for PHCC will struggle to keep up with demand and will retain and likely increase their premium as compared to the SHCC and especially the SSCC coals. Indian demand is focused heavily on the PHCC quality typified by Centurion Coking Coal.
16.4.    Material Contracts
Consistent with general coal mining industry in Australia, Peabody maintains a number of supply agreements for various required elements of their operations, including for fuel, electricity, tires and equipment supply and maintenance. It also has commitments with Port and Rail service and infrastructure providers to enable its products to be brought to market.
In terms of sales, the Centurion Mine has no long-term Coal Supply Agreements but have previously been a consistent supplier to several key customers over many years. As a benchmark product, this coal is expected to enter the market without issue.
Centurion has all supply and service contracts in place to provide necessary materials and services for the current and future operation. Due to the price fluctuation recently, some materials are purchased on a non-contract basis. Table 16-3. includes the key purchase arrangements for the operation.
Table 16-3. Materials and Service Contracts

Material Type	Supplier	Comments
Shearer and Longwall Equipment	Hasting Deering	Shearer rebuilds including parts required for longwall
Continuous Miner	Komatsu	Contracts in place to purchase three continuous miners
Electric Power	CS Energy	Contracted supply of retail electricity
Bulk Diesel	Viva Energy Australia	Contracted supply if bulk diesel
Magnetite	Kara Magnetite	Contracted supply of magnetite
Greases and Lubes	Castrol	Contracted supply bulk and packaged products
Roof Bolt	DSI Underground	PO Terms and Conditions, agreed pricing adjustments

TECHNICAL REPORT SUMMARY CENTURION MINE
17.    ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT
17.1.    Environment Studies
There have been many environmental studies conducted for the Centurion Mine in order to gain approval.
Centurion is located in the Bowen Basin some 38 km to the north of Moranbah in Central Queensland on Mining Lease (ML) 6949. The ML was granted on 10 October 1991 under the Mineral Resources Act 1989 (MR Act) which authorizes mining. An Environmental Impact Statement (EIS) was prepared and submitted as part of the environmental approvals process in 1992 Mining commenced at Centurion in 1994 and Peabody Energy Australia (PEA) acquired the operation in April 2004. Petroleum License (PL) 504 was granted on 3rd December 2015 and includes the area of ML 6949.
The underground operations are covered by EA EPML00815613 that covers all activities within ML 6949 and PL 504. The holder of the EA EPML00815613 is Peabody (Bowen) Pty Ltd.
The Centurion Mine Progressive Rehabilitation and Closure Plan (PRCP) is currently under development and due for submittal on 29 March 2024.
The region is in a sub-tropical climatic zone, which is characterized by high summer temperatures, warm dry winters and a distinct wet and dry season.
Centurion has environmental management strategies in place to minimize environmental impacts and provide the strategic context for environmental management for each environmental value. Requirements and plans for waste and tailings disposal, site monitoring, water management during operations and after mine closure and mine closure include:
• Waste Management Plan (including Coal Waste Disposal).
• Water Management Plan (including a Site Water Balance).
• Erosion and Sediment Control Plan.
• Rehabilitation Management Plan.
• Mine Closure Plan (PRCP currently under development); and
• Environmental Monitoring Program (including Surface Water and Groundwater monitoring).
17.2.    Permitting
As of December 31, 2023, all required licenses and permits are in place for all activities for the operation of Centurion.
17.3.    Social and Community Impact
Centurion has a Cultural Heritage Management Plan and other agreements in place with the Traditional Owners of the land. Centurion is an active contributor to the local community, making donations to local events and wherever possible procuring locally.

TECHNICAL REPORT SUMMARY CENTURION MINE
Centurion has a range of communication methods in place which enables it to share information with the local community. These methods include:
• Site open days.
• Phone calls and meetings with landholders.
• Meetings with the Traditional Owners.
• Meetings with the Isaac Regional Council.
• The Peabody Energy website - https://www.peabodyenergy.com; and
• Ad hoc Community Newsletters.
Centurion has a Complaint Response Protocol to respond to all community concerns. Complaints and meetings with stakeholder are logged in the consultation management system, Consultation Manager.
17.4.    Mine Reclamation and Closure
Mine reclamation is a vital part of the mining life cycle that is integrated with the mining process. Reclamation occurs on an ongoing contemporary basis as soon as land becomes available to create a safe, stable and sustainable landform that benefits generations to follow. Reclamation is undertaken on a progressive basis with consultation between the environmental, technical services and production teams. In any given year, land reclamation activities can vary due to production needs, mine development, weather conditions, or other unforeseen factors.
As part of Centurion’s annual financial reporting obligations, a review of the Asset Retirement Obligations (ARO) is required to be undertaken. The review estimates the cost of reclaiming the active parts of the mine, including works to remove mine infrastructure and otherwise meet the statutory relinquishment requirements for the mine. The estimate also includes allowances for “post-closure) costs such as required monitoring, completion surveys, project management, etc.
The current estimate for the ARO at Centurion is summarized in Table 17-1. (shown in AUD):
Table 17-1. Current ARO Estimate

Centurion
Support Areas	$37m
Closure Costs	$34m
Ongoing Areas	$0.3m
Total Costs	$72m

These estimates are captured in the Financial Models supporting the Reserve estimates.
In November 2018, the Queensland Parliament passed into law the Mineral and Energy Resources (Financial Provisioning) Act (also known as MERFP). As a result of this Law, all active mine sites are required to develop

TECHNICAL REPORT SUMMARY CENTURION MINE
and submit for approval a Progressive Rehabilitation and Closure Plan (PRCP). Peabody has agreed to deliver the PRCP for Centurion in the First Quarter of 2024.
The main purposes of the PRC Plan are to:
    Require the holder of the EA to plan for how and where activities will be carried out on land in a way that maximizes the progressive rehabilitation of the land to a stable condition.
    Provide for the condition to which the holder must rehabilitate the land before the EA may be surrendered.
The EP Act requires that all areas disturbed within the relevant mining tenure must be rehabilitated to a Post-Mining Land Use (PMLU) or managed as a Non-Use Management Area (NUMA). Any undisturbed land within the relevant mining tenure must also be identified as a PMLU. NUMAs will only be considered appropriate where justified.
A PRC plan will consist of two parts:
1. Rehabilitation Planning part.
2. PRCP schedule.
The Rehabilitation Planning part of the PRC plan must include the information as described below. The purpose of this section is to provide evidence and justification to support the development of the proposed PRCP schedule.
The content requirements for the Rehabilitation Planning part include, but are not limited to:
• general information about the site and operation
• information about community consultation
• analysis and justification of PMLUs and NUMAs
• justification of timeframes for land being available for rehabilitation and available for improvement
• details of the rehabilitation methodologies and techniques that will be used to develop rehabilitation milestones and management milestones and supporting documentation.
The PRCP schedule is approved by the administering authority and will include maps of final rehabilitation and closure outcomes for the site and tables of time-based milestones for achieving each PMLU and/or NUMA. The PRCP schedule consists of the following:
• rehabilitation and management milestones
• milestone criteria
• identification of PMLUs or NUMAs

TECHNICAL REPORT SUMMARY CENTURION MINE
• when land becomes available for rehabilitation and available for improvement
• rehabilitation areas and improvement areas
• milestone completion dates.
The administering authority may impose conditions on the approval that it considers necessary or desirable. The PRCP schedule operates separately from the EA. The EA authorizes the carrying out of an environmentally relevant activity (ERA) and includes conditions to avoid, mitigate, or manage environmental harm that could occur during an activity. The PRCP schedule contains milestones and conditions that relate to the completion of progressive rehabilitation and mine closure. Both the EA and the PRCP schedule apply to the entire life of the mining activities, irrespective of when the underlying tenure expires.

17.5.    Comments from Qualified Person(s)
In the opinion of the Qualified Person, the current approach to matters of environmental compliance, permitting and community impacts generally is sound and doesn’t present any current concerns with respect to the reporting of Resources or Reserves.

TECHNICAL REPORT SUMMARY CENTURION MINE
18.    CAPITAL AND OPERATING COSTS
18.1.    Introduction
Centurion Mine is an active operation with a long operating history. The LOM plan and financial model have been developed periodically. The coal volumes and product quality are developed from the detailed mine plan with production reflecting historic performance. The manpower requirement, operating cost, and capital are estimated from the historic data and future mine plan requirements on an annual basis.
18.2.    Operating Costs

GM Seam
The cost estimates used to establish coal reserves are generally estimated according to internal processes that project future costs based on historical costs and expected future trends. The estimated costs include mining, processing, transportation, royalty, add-on tax, and other mining-related costs. Peabody’s estimated mining costs reflect projected changes in prices of consumable commodities (such as steel), labor costs, geological and mining conditions, targeted product qualities, and other mining-related costs. Estimates for other sales-related costs (mainly transportation, royalty, and add-on tax) are based on contractual prices or fixed rates. All reserves in the LOM plan are leased from private parties or the federal government. The royalty expenses are included in the category of Sales Related Costs computed from the projected revenue and contractual rates. Other sales-related costs include barge transport and port handling. An allowance for Safeguard has been included.
Operating costs are projected based on historical operating costs and adjusted based on projected changes in staffing, hours worked, production, and productivity for mining areas in the LOM plan. These operating cost estimates shown in Table 18-1. are based on a substantial operating history and are in the accuracy range of +/ - 15%. No contingency is included.

Table 18-1. LOM Operating FOR & FOB Cost Projection GM Seam (in millions of US$ as real value)

US$M	2023	2024	2025	2026	2027	2028	2029	2030
FOR Costs	26.3	34.7	50.3	164.3	198.9	218.7	211.5	152.0
FOB Costs	0.4	7.7	16.8	145.5	138.6	183.3	241.5	181.5
Total Costs	26.6	42.4	67.1	309.7	337.6	402.1	453.0	333.5

TECHNICAL REPORT SUMMARY CENTURION MINE
GLB2 Seam
The cost estimates used to establish coal reserves are generally estimated according to internal processes that project future costs based on historical costs and expected future trends. The estimated costs include mining, processing, transportation, royalty, add-on tax, and other mining-related costs. Peabody’s estimated mining costs reflect projected changes in prices of consumable commodities (such as steel), labor costs, geological and mining conditions, targeted product qualities, and other mining-related costs. Estimates for other sales-related costs (mainly transportation, royalty, and add-on tax) are based on contractual prices or fixed rates. All reserves in the LOM plan are leased from private parties or the federal government. The royalty expenses are included in the category of Sales Related Costs computed from the projected revenue and contractual rates. Other sales-related costs include barge transport and port handling. An allowance for Safeguard has been included.
Operating costs are projected based on historical operating costs and adjusted based on projected changes in staffing, hours worked, production, and productivity for mining areas in the LOM plan. These operating cost estimates shown in Table 18-2. are based on a substantial operating history and are in the accuracy range of +/ - 15%. No contingency is included.

Table 18-2. LOM Operating FOR & FOB Cost Projection GLB2 Seam (in millions of US$ as real value)

US$M	2026	2027	2028	2029	2030	2031	2032	2033 to LOM	Total
FOR Costs	16	59	69	61	83	202	234	2,240	2,963
FOB Costs	6	22	28	27	25	143	165	1,698	2,115
Total Costs	22	81	97	88	108	345	400	3,937	5,078

18.3.    Capital Expenditures
GM Seam
Centurion GM Seam will require capital expenditures each year for infrastructure additions/extensions, as well as for mining equipment rebuilds/replacements to continue producing coal. The capital expenditures have been projected based on mining equipment and infrastructure requirements as scheduled in the LOM. The capital expenditures are estimated to cover safety, equipment major rebuilds and replacement, conveyance system, infrastructure, etc. The capital expenditures, from 2023 through 2027. are shown in Table 18-3.
The total estimated capital expenditure is $489M from 2023 to 2027 with an annual average of $98M. All capital expenditure is considered as needed to maintain current operations. There is no expansion capital

TECHNICAL REPORT SUMMARY CENTURION MINE
required for the current LOM plan. These capital cost estimates are based on a substantial operating history and are in the accuracy range of +/ - 15%. No contingency is included.
Table 18-3. Capital Expenditure Projection GM Seam (in millions of US$ as real value)

US$M	2023	2024	2025	2026	2027
Capitalised Operating Costs	53	120	121	3	-
Direct Capital Spend	74	31	35	29	23
Total	127	151	156	32	23

GLB2 Seam
Centurion GLB2 Seam will require capital expenditures each year for infrastructure additions/extensions, as well as for mining equipment rebuilds/replacements to continue producing coal. The capital expenditures have been projected based on mining equipment including a new fit for purpose longwall, and infrastructure requirements as scheduled in the LOM. The capital expenditures are estimated to cover safety, equipment major rebuilds and replacement, conveyance system, infrastructure, capitalized development etc. The capital expenditures, from 2026 through to LOM are shown in Table 18-4.
The total estimated capital expenditure is $574M from 2026 to 2042 with an annual average of $27.1M. All capital expenditure is considered as needed to maintain current operations. There is no expansion capital required for the current LOM plan. These capital cost estimates are based on a substantial operating history and are in the accuracy range of +/ - 15%. No contingency is included.

Table 18-4. Capital Expenditure Projection GLB2 Seam (in millions of US$ as real value)

US$M	2026	2027	2028	2029	2030	2031	2032	2033 to LOM	Total
Capitalised Operating Costs	47	20	32	145	-	-	-	-	243
Direct Capital Spend	75	27	43	59	36	11	12	67	331
Total	122	47	75	204	36	11	12	67	574

TECHNICAL REPORT SUMMARY CENTURION MINE
19.    ECONOMIC ANALYSIS
19.1.    Macro-Economic Assumptions
The Peabody Markets & Pricing Committee is responsible to provide the macro-economic assumptions according to internal processes which rely on internal proprietary forecasts, existing contract economics and other third-party research. The sales price for Centurion coal is benchmarked as Low-Volatile Premium Hard Coking Coal (LV PHCC) on the seaborne market. The details for the pricing assumption are shown in Table 19-1. The cost and capital in the economic analysis are on a real basis (no inflation assumptions). The tax rate and discount rate used for the cash flow analysis are assumed to be 29% and 11% respectively.
Table 19-1. Sales Price Assumption

Sales Price	2026	2027	2028	2029	2030	2030 Thru LOM
LV PHCC (US$/Metric Tonne)	186.00	180.00	180.00	180.00	180.00	180.00
19.2.    Cash Flow Model
GM Seam
The cash flow is calculated in detail as shown in Table 19-2. The annual cash flow averages ~$53 million from the years 2023 to 2032. The coal reserves are projected to be mined out in 2030 with cash flow after 2030 being ARO. The NPV at a 11% annual discount rate is computed as $155 million. The positive NPV demonstrate the positive economic value for reserves in the LOM plan.
Table 19-2. Cash Flow Analysis GM Seam (in millions of US$ in real value)

US$M Cashflow	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue	-	33	56	624	582	724	722	545	-	-
Total Costs	(27)	(42)	(67)	(310)	(338)	(402)	(453)	(334)	-	-
DD&A	-	(32)	(52)	(58)	(54)	(47)	(39)	(206)	-	-
Tax	-	-	-	(37)	(57)	(83)	(69)	(1)	-	-
PAT	(27)	(42)	(63)	218	133	193	161	3	-	-
DD&A	-	32	52	58	54	47	39	206	-	-
Changes in Working Capital	-	(0)	(13)	(18)	(22)	17	13	20	-	-
ARO	-	-	-	-	-	-	-	-	(31)	(17)
Capex	(127)	(151)	(156)	(32)	(23)	-	-	-	-	-
Cash Flow	(153)	(161)	(180)	227	141	256	213	230	(31)	(17)
Cash Flow Cumulative	(153)	(314)	(494)	(267)	(125)	131	344	574	543	526
GLB2 Seam
The cash flow is calculated in detail as shown in Table 19-3. The annual cash flow averages ~$115 million thru LOM. The coal reserves are projected to be mined out in 2043 with cash flow after 2043 being ARO. The NPV

TECHNICAL REPORT SUMMARY CENTURION MINE
at a 11% annual discount rate is computed as $278 million. The positive NPV demonstrate the positive economic value for reserves in the LOM plan.
Table 19-3. Cash Flow Analysis GLB2 Seam (in millions of US$ in real value)

US$M	2026	2027	2028	2029	2030	2031	2032	2033 to LOM	Total
EBITDA (US$)	(22)	(65)	(59)	(64)	(51)	233	274	2,434	2,680
Working Capital	-	(21)	(16)	91	(68)	4	13	(4)	(0)
Operating Cashflow	(22)	(86)	(75)	27	(119)	237	288	2,430	2,680
Capex (US$)	122	47	75	204	36	11	12	67	574
Net Cashflow	(144)	(132)	(150)	(177)	(155)	226	275	2,363	2,106
19.3.    Sensitivity Analysis
GM Seam
The sensitivity analysis is conducted on sales price, FOR cost and capital with the detailed results in Table 19-4. The quality and yield for in situ coal are fairly consistent, and the grade is not included in the sensitivity study. The NPV is calculated using a +/- 15% variance on the variables. The minimum NPV is $40 million at a 15% reduction in sales price with all other variables being constant.
Table 19-4. Sensitivity Analysis GM Seam (in millions of US$ as nominal value)

NPV Sensitivities	-15%	-10%	-5%	Base	5%	10%	15%
Revenue	40	79	117	155	190	221	253
FOR Costs	207	190	172		137	119	101
Capex	195	182	168		141	126	111
GLB2
The sensitivity analysis is conducted on sales price, FOR cost and capital with the detailed results in Table 19-5. The quality and yield for in situ coal are fairly consistent, and the grade is not included in the sensitivity study. The NPV is calculated using a +/- 15% variance on the variables. The minimum NPV is $93 million at a 15% reduction in sales price with all other variables being constant.

TECHNICAL REPORT SUMMARY CENTURION MINE

Table 19-5. Sensitivity Analysis GLB2 Seam (in millions of US$ as nominal value)

NPV Sensitivities	-15%	-10%	-5%	Base	5%	10%	15%
Revenue	93	161	219	278	334	392	449
FOR Costs	410	365	321		232	188	143
Capex	325	309	292		260	245	229

TECHNICAL REPORT SUMMARY CENTURION MINE
20.    ADJACENT PROPERTIES
Of the mining tenures adjacent to Centurion Mine, the only operating coal mine is the BHP Mitsubishi Alliance (BMA) Goonyella Riverside opencut mine to the south, consisting of multiple Mining Leases. To the east of Centurion, BMA hold ML 70241 (“Red Hill”) which also lies to the east of the Goonyella Riverside Mine, and north of a BMA owned and operated underground mine, the Broadmeadow mine.
To the north of the Centurion Mine lie the undeveloped Wards Well and Lancewood MLs owned by Stanmore SMC Pty Ltd (Stanmore). Peabody has recently entered into a definitive sale and purchase agreement with Stanmore to purchase the southern part of the Wards Well lease (ML 1790) as well as ML 70495 and part of ML 70433. The transaction is conditional on the satisfaction of certain limited conditions precedent, including but not limited to – Foreign Investment Review Board (FIRB) approval, execution of a royalty deed and associated royalty security, ministerial approval from QLD Department of Natural Resources and Mines for the sale and boundary realignment and certain other regulatory approvals and agreements in relation to infrastructure sharing arrangements between Peabody and Stanmore. The transaction is expected to close in the first half of 2024. When complete, this purchase will connect Centurion Mine to another Peabody held tenement, Mineral Development License (MDL) 3010 which lies to the east of the Wards Well leases.
In addition to the coal mining tenure, the Centurion Mine also adjoins Potential Commercial Area (PCA) 258, a form of Petroleum tenure which is held by Arrow Energy. Shown in Figure 20-1. Below.

TECHNICAL REPORT SUMMARY CENTURION MINE

590,000 mE
600,000 mE
610,000 mE
620,000 mE
7,630,000 mN
7,620,000 mN
7,610,000 mN
7,600,000 mN
PL504
ML6949
MDL - Others
ML - Others
ML 4761
SUTTOR CREEK
NC COAL COMPANY PTY LIMITED
MDL 443
BYERWEN
BYERWEN COAL PTY LTD
ML 4752
LANCEWOOD
STANMORE SMC PTY LTD
MDL 3010
Dabin
PEABODY WEST BURTON PTY LTD
ML 4738
HAIL CREEK
HAIL CREEK COAL HOLDINGS PTY LIMITED
ML 700053
Nth Lenton IML
NEW LENTON COAL PTY LTD
ML 1790
WARDS WELL
STANMORE SMC PTY LTD
MDL 349
KERLONG
NEW LENTON COAL PTY LTD
MDL 3048
Wards Well Infrastructure
STANMORE SMC PTY LTD
ML 70495
WARDS WELL SOUTHEAST
STANMORE SMC PTY LTD
MDL 315
KERLONG
NEW LENTON COAL PTY LTD
PL504
ML 6949
CENTURION COAL MINE
PEABODY (BOWEN) PTY LTD
ML 70109
BURTON
NEW LENTON COAL PTY LTD
ML 70494
RIVERSIDE NORTH
BHP COAL PTY LTD
ML 70260
PLUMTREE NORTH EAST
NEW LENTON COAL PTY LTD
ML 70421
Red Hill
BHP COAL PTY LTD
ML 70258
PLUMTREE WEST
PEABODY (BURTON COAL) PTY LTD
ML 1763
GOONYELLA COAL MINE
BHP COAL PTY LTD
MDL 384
ELLENSFIELD MDL BULK SAMPLE
FITZROY COAL EXPLORATION PTY LTD
MDL 3024
Grosvenor West
WEALTH MINING PTY LTD
ML 1764
RIVERSIDE
BHP COAL PTY LTD
ML 1900
RIVERSIDE WEST
BHP COAL PTY LTD
ML 70252
WALLANBAH
PEABODY (BURTON COAL) PTY LTD
ML 700024
Ironbark No 1
FITZROY (CQ) PTY LTD

Note: While all reasonable care has been taken to ensure the information contained on this map is up to date and accurate, no warranty is given that the information contained on this map is free from error or omission. Any reliance placed on such information shall be at the sole risk of the user. Please verify the accuracy of all information prior to using it.

0 10
kilometers

Peabody

PEABODY AUSTRALIA

MINERAL PROPERTY MAP
Centurion Coal Mine - ML6949

© COPYRIGHT 2012 PEABODY ENERGY AUSTRALIA
This drawing must not be used, copied or reproduced in whole or part for any purpose , other than which it was supplied without the prior consent of Peabody Enery Australia.

Scale: 1:200 000	File: L:\Geology\6 NGE\5. Projects\7. 2023\SEC Report Maps\3. Mineral Property Map
Datum: GDA94 z55	
Issued: 5/01/2024	Drawn: SS

Figure 20-1. Mineral Property Map

TECHNICAL REPORT SUMMARY CENTURION MINE
21.    OTHER RELEVANT DATA AND INFORMATION
21.1.    Gas Emissions Management
Underground development and longwall operations depend heavily on effective gas drainage of the seam(s) which have the potential to be a source of gas emission. Prior to initial mining, some drilling activity will take place from the surface to assist with the pre-drainage of the seam in the form of SIS (Surface to in-seam shown in Figure 21-1) wells. All other drilling and draining activities will take place at in-seam level and will commence once access to the area is established and progressively as the mine develops and extracts the GM and GLB2 seams.
Gas drilling and drainage will utilise various methodologies dependent on gas content and coal seam permeability. Primarily, in-seam drilling provides an effective drainage method as it provides targeted drainage with variable drill hole spacing to accommodate local gas variations and structural influence. Typical UIS (Underground in-seam shown in Figure 21-2) drilling and drainage pattern includes lateral drilling in a fan pattern. The borehole spacing is dependent on the level of drainage required, i.e. high gas, short timeframe means a closer spaced/higher cost drilling density.
Each borehole is isolated from its adjacent hole using standpipes and control valves. Pressure and flow monitoring is provided on each borehole to monitor borehole performance. Gas gathering occurs at the confluence of the fan pattern whereby it then enters an underground to surface gas riser borehole.
Figure 21-1. Typical SIS Drilling Pattern in Advance of Coal Development
Figure 21-2. Typical UIS Fan Pattern in Advance of Coal Development

TECHNICAL REPORT SUMMARY CENTURION MINE
Vertical goaf wells will be required post Longwall mining that will extend in the range of ~+200m depth, designed to be consumable, decommissioned and abandoned in coordination with the rate of mining.
21.2.    Other Relevant Data
All other data relevant to the associated mineral reserves and mineral resources have been included in the sections of this Technical Report Summary.

TECHNICAL REPORT SUMMARY CENTURION MINE
22.    INTERPRETATION AND CONCLUSIONS
22.1.    Geology and Resources
The regional and local geology at Centurion is understood well by the Qualified Person through working experience and historic mining in the area. The exploration data at Centurion has been collected to standards and the geological models have been further enhanced by incorporating underground geological mapping and various seismic programs. The points of observation, including the structure and coal quality, are sufficient for the determination of resource classification criteria, which is developed from the DHSA method, and is widely adopted in the coal mining industry. The coal resources at Centurion are estimated to be 9.2 million tonnes which have the potential to be converted to reserves with additional exploration and studies in the future.
22.2.    Mining and Reserves
The Centurion Mine has a long operating history with all required infrastructure to support future production. All required property control, including coal and surface for the reserve area, has been obtained to support the operation. Centurion is an underground mine using a longwall mining method to extract coal, which is processed by the preparation plant on the surface. The mining and processing methods have been adapted and practiced at Centurion and the related mining industry for many decades. All major equipment is either located at the operation or in the process of being supplied to the operation and it will be adequate to support future production. The LOM plan shows the projected economic viability for the estimated reserves of 62.7 million tonnes.
22.3.    Environmental, Permitting and Social Considerations
As of December 31, 2023, all required licenses and permits are in place for all activities needed for the operation of Centurion. Many of these permits require regular monitoring, reporting, and renewals – these activities are a normal undertaking in the business of mining within Queensland, Australia.
Land reclamation is a vital part of the mining life cycle integrated with the mining process. The Centurion management is committed to being compliant with the Company’s Environmental Policy and taking responsibility for the environment, benefiting our communities, and restoring the land for generations that follow.
22.4.    Economic Analysis
The LOM plan and financial model have been developed periodically. The coal volumes and product quality are developed from the detailed mine plan with production reflecting historic performance. The manpower requirement, operating cost, and capital are estimated from the historic data and future mine plan requirements on an annual basis, and they are considered accurate to support the reserve estimates.

TECHNICAL REPORT SUMMARY CENTURION MINE
23.    RECOMMENDATIONS
23.1.    Geology and Resources
Further exploration work should be evaluated to provide additional geological confidence in smaller scale structures not imaged by seismic. This, along with the existing mine geological mapping and surface to inseam drilling, will provide adequate support to the operation for short-term and mid-term planning production purposes.
It is recommended to further define and ground truth the faults, near the most southernly area of the current Life of Mine identified by seismic data. Horizontal drilling should be evaluated from nearby gate roads once they are developed. If this is not possible, then surface exploration drilling accompanied by borehole acoustic and televiewer logging should be conducted in a timely manner before development to support faulting interpretations.
It is recommended to collate all sample data into Peabody’s GeoCore database. Currently various forms of sample data (coal quality, gas, and geotechnical) are still collated within spreadsheets. Whilst this is a commonly used method, collating data into a database will improve the ease and certainty of data collation and validation in the future.
23.2.    Mining, Processing and Reserves
It is recommended to conduct a reconciliation to further validate the assumptions for loss and dilution during mining and processing. Strip sampling from underground roadways should be used to update coal quality information within the geological model once development operations have commenced. Opportunities to maximize longwall panels should be explored once the extent of faults impacting the mine plan have been further understood from development mining.
The operation should continue to follow the approved roof control and ventilation plan. Any material changes on the plans or from the plans should be assessed, and any related impacts on resource and/or reserve estimates should be incorporated in any future updates.
23.3.    Environmental, Permitting and Social Considerations
As of December 31, 2023, all required licenses and permits are in place for all activities at the operation of Centurion. Many of these permits require regular monitoring, reporting, and renewals – these activities are a normal undertaking in the business of mining within Queensland, Australia.
Land reclamation is a vital part of the mining life cycle integrated with the mining process. The Centurion management is committed to being compliant with the Company’s Environmental Policy and taking responsibility for the environment, benefiting our communities, and restoring the land for generations that follow.
23.4.    Economic Analysis
The ability of Peabody, or any coal company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, the capabilities of management and mine personnel, the level of success in acquiring coal leases and surface properties, coal sales prices and market conditions, environmental issues, securing permit renewals and bonds, and

TECHNICAL REPORT SUMMARY CENTURION MINE
developing and operating mines in a safe and efficient manner. Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company. It is recommended that those factors should be assessed regularly according to the Company’s internal control, and material changes are to be reflected in the future resource and/or reserve estimates.

TECHNICAL REPORT SUMMARY CENTURION MINE
24.    REFERENCES
Bertoli, O., Paul, A., Casley, Z. and Dunn, D., (2013). Geostatistical drill hole spacing analysis for coal resource classification in the Bowen Basin, Queensland. International Journal of Coal Geology, 112, pp.107-113.
Cartwright, P., (2014). Chain Pillar Assessment for GM South and Potential Impacts on Underlying GLB2 Layout
Cartwright, P., (2018). Geotechnical Review of the GM South Area
D.A.Casey & Associates Pty Limited. (2003), Permeability report North Goonyella Coal Properties, Boreholes GN1138C, GN1150C, GN1172C & GN1174C
Department of Environment and Resource Management. (2011). Eaglefield EIS 2011, https://www.qld.gov.au/__data/assets/pdf_file/0023/108347/eaglefield-eis-assessment-report-signed.pdf
Golder. (2018). North Goonyella Coal GLB2 Life Extension Project, Conceptual Hydrogeological Model.
Heritage, Y., (2018). GMS Subsidence Predictions for Revised Mine Plan: North Goonyella Mine
Heritage, Y. Gale, W., (2014). Subsidence Predictions Revised GMS and GLB2 Mine Plans, North Goonyella Coal Mine
Johnson, R. Report No. 204/2/1 February (2003), North Goonyella Coal Project, Eaglefield Opencut Geological Information Package
Johnson, R. Report no. 204/1/13 Febuary (2004). North Goonyella Coal Mine Bowen Basin Central Queensland Southern and Northern Panels 2002/2003 Exploration Report
Sliwa. (2014). Structural synthesis for North Goonyella

TECHNICAL REPORT SUMMARY CENTURION MINE
25.    RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT
This technical report summary has been prepared by Qualified Persons who are employees of the registrant. In their specific areas of expertise, these Qualified persons have contributed to the appropriate sections of this report. These Qualified Persons have also relied on the information provided by the Company for property control, marketing, material contracts, environmental studies, permitting and macro-economic assumptions as stated in Section 3.2, Section 16, Section 17, and Section 19. As the operation has been in production for many years, the Company has considerable experience in those areas. The Qualified Persons have taken all appropriate steps, in their professional opinion, to ensure that the above information from the Company is sound.